                                                                   Exhibit 10.09

                           INTERCONNECTION AGREEMENT

                               DATED MAY 23, 2002

                                    BETWEEN

                            EL PASO ELECTRIC COMPANY

                                      AND

                      PUBLIC SERVICE COMPANY OF NEW MEXICO













                      DESIGNATED SERVICE AGREEMENT NO. 47

                        UNDER FERC ELECTRIC TARIFF NO. 1

                          EFFECTIVE DATE: MAY 23, 2002

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


El Paso Electric Company                )        Docket No. ER02-


                                NOTICE OF FILING


Take notice that on May 29, 2002, El Paso Electric Company ("EPE") tendered for filing an executed Interconnection Agreement ("Agreement") between EPE and Public Service Company of New Mexico. EPE seeks an effective date of May 23, 2002 for the Agreement.

Any person desiring to be heard or to protest such filing should file a motion to intervene or protest with the Federal Energy Regulatory Commission, 888 First Street, N.E., Washington, DC 20426, in accordance with Rules 211 and 214 of the Commission's Rules of Practice and Procedure, 18 C.F.R. (S)(S) 385.211 and
385.214. All such motions and protests should be filed on or before the Comment Date. Protests will be considered by the Commission to determine the appropriate action to be taken but will not serve to make protestants parties to the proceedings. Any person wishing to become a party must file a motion to intervene. Copies of this filing are on file with the Commission and are available for public inspection. This filing may be viewed on the web at http://www.ferc.gov using the "RIMS" link. Select "Docket #" from the RIMS menu and follow the instructions. Please call (202) 208-2222 for assistance. Comments, protests, and interventions may be filed electronically via the Internet in lieu of paper.

                              Magalie Roman Salas
                                   Secretary

Comment Date:

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                                Table Of Contents
                                -----------------

Article I DEFINITIONS................................................................................     1
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Article II TERM......................................................................................     8
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         2.1      Effectiveness of this Agreement....................................................     8

         2.2      FERC Filing........................................................................     8

         2.3      Term...............................................................................     9

         2.4      Material Adverse Change............................................................     9

         2.5      Survival...........................................................................     9

Article III CONTINUING OBLIGATIONS AND RESPONSIBILITIES..............................................     9
-----------

         3.1      Interconnection Service Provided...................................................     9

         3.2      Scope of Interconnection Service...................................................     9

         3.3      Services Outside Scope of Agreement................................................    10

         3.4      No Guarantees; Release.............................................................    11

         3.5      Reporting Requirements.............................................................    11

         3.6      Third Party Activity...............................................................    11

         3.7      Compliance with EPE OATT and FERC Orders No. 888 and No. 889.......................    12

Article IV OPERATING COMMITTEE.......................................................................    12
----------

         4.1      Operating Committee................................................................    12

         4.2      Responsibilities of the Operating Committee........................................    12

         4.3      Effectiveness of Operating Committee Determinations................................    12

Article V FACILITY INTERCONNECTION...................................................................    12
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         5.1      Establishment of Interconnection...................................................    13

         5.2      Necessary Easements, Permits, Licenses, Etc........................................    13

         5.3      Design and Construction of Generator's Interconnection Facilities..................    13

         5.4      Design and Construction of EPE Interconnection Facilities and Interconnection
                   System Upgrades...................................................................    14

         5.5      Subcontractors.....................................................................    16

         5.6      Rights of Access...................................................................    16

         5.7      Course and Completion of Construction..............................................    17

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Interconnection Agreement between                              EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

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
         5.8      Timely Completion.........................................................................   18

         5.9      Environmental Compliance and Procedures...................................................   18

         5.10     Generator Modeling Data...................................................................   18

         5.11     Equipment Requirements....................................................................   19

         5.12     Required Diagrams.........................................................................   19

         5.13     Required Personnel Information............................................................   19

         5.14     Use of Afton Switching Station by Third Parties...........................................   19

         5.15     Interconnected Facilities and Facility Additions, Modifications or Replacements...........   20

Article VI ACCEPTANCE AND PERFORMANCE TESTING  AND COMPLIANCE MONITORING....................................   21
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         6.1      Responsibility for Testing................................................................   21

         6.2      Responsibility for Modifications Following Testing........................................   21

         6.3      Documentation of Results to EPE or the Operating Agent....................................   22

         6.4      Facility Certification....................................................................   23

         6.5      Transmission Service During Testing.......................................................   23

         6.6      EPE Inspection Rights.....................................................................   23

         6.7      Generator Inspection Rights...............................................................   23

         6.8      EPE's Reviews, Inspections, and Approvals.................................................   23

Article VII INTERCONNECTION FACILITY COSTS AND BILLING......................................................   23
-----------

         7.1      Interconnection Construction Completion and Cost..........................................   23

         7.2      Invoices and Payments.....................................................................   24

         7.3      Adjustments...............................................................................   26

         7.4      Payment Not a Waiver......................................................................   26

         7.5      Income Taxes..............................................................................   26

Article VIII OPERATIONS.....................................................................................   27
------------

         8.1      General...................................................................................   27

         8.2      Obligations of Operating Agent............................................................   27

         8.3      Obligations of Generator..................................................................   28

         8.4      Reliability Criteria......................................................................   28

         8.5      Quality of Power..........................................................................   29

         8.6      Protection and System Quality.............................................................   29

         8.7      Adjustments...............................................................................   30

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Interconnection Agreement between               -ii-           EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

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
    8.8    Switching and Tagging Procedures................................. 30

    8.9    General Orders................................................... 31

    8.10   Generation Alert................................................. 31

Article IX  RELIABILITY MANAGEMENT SYSTEM................................... 31
----------

    9.1    Purpose.......................................................... 31

    9.2    Compliance....................................................... 31

    9.3    Participant Status............................................... 31

    9.4    Payment of Sanctions............................................. 32

    9.5    Transfer of Control or Sale of Facility.......................... 32

    9.6    Failure to Comply with RMS....................................... 32

    9.7    Publication...................................................... 32

    9.8    Third Parties.................................................... 32

    9.9    Reserved Rights.................................................. 33

    9.10   Termination...................................................... 33

    9.11   Mutual Agreement................................................. 33

    9.12   Severability..................................................... 33

Article X REACTIVE POWER.................................................... 33
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    10.1   Obligation to Supply Reactive Power.............................. 33

    10.2   Compensation..................................................... 33

    10.3   Reactive Power Standards......................................... 33

    10.4   Failure to Supply Reactive Power................................. 34

Article XI OUTAGES, INTERRUPTIONS, AND DISCONNECTIONS....................... 34
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    11.1   Outage Scheduling................................................ 34

    11.2   Scheduled Maintenance and Coordination........................... 35

    11.3   Other Maintenance and Coordination............................... 35

    11.4   Unplanned Outages................................................ 35

    11.5   Disconnection.................................................... 35

    11.6   Continuity of Service............................................ 36

Article XII EMERGENCY AND ABNORMAL CONDITION PROCEDURES..................... 36
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    12.1   Emergency........................................................ 36

    12.2   Notice of Emergency.............................................. 37

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Interconnection Agreement between          -iii-               EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

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
    12.3   Immediate Action................................................ 37

    12.4   Disconnection of Facility in Event of Potential Emergency....... 38

    12.5   Audit Rights.................................................... 38

    12.6   Abnormal Conditions............................................. 39

Article XIII MAINTENANCE................................................... 39
------------

    13.1   The Operating Agent Obligations................................. 39

    13.2   Generator Obligations........................................... 39

    13.3   Maintenance Expenses............................................ 40

    13.4   Coordination.................................................... 40

    13.5   Observation of Deficiencies..................................... 40

    13.6   Review of Maintenance Records................................... 40

Article XIV METERING....................................................... 41
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    14.1   General......................................................... 41

    14.2   Testing......................................................... 41

    14.3   Data Metered.................................................... 41

    14.4   Data Available Upon Request..................................... 41

    14.5   Costs........................................................... 41

Article XV SAFETY.......................................................... 41
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    15.1   General......................................................... 42

    15.2   Environmental Releases.......................................... 42

    15.3   Other Environmental Impact...................................... 42

Article XVI COMMUNICATIONS................................................. 42
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    16.1   Equipment....................................................... 42

    16.2   Remote Terminal Unit............................................ 42

Article XVII INFORMATION REPORTING......................................... 43
------------

    17.1   General......................................................... 43

    17.2   Compliance Monitoring Reporting................................. 43

    17.3   Regulatory Agency Reporting..................................... 43

    17.4   Penalties....................................................... 43

Article XVIII DOCUMENTATION................................................ 43
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    18.1   General......................................................... 43

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Interconnection Agreement between            -iv-              EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico


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
         18.2 Drawings....................................................    44

Article XIX   FORCE MAJEURE...............................................    44
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         19.1 Definition..................................................    44

         19.2 Performance Excused.........................................    45

         19.3 Labor Issues................................................    45

         19.4 Payment Not Excused.........................................    45

Article XX    INDEMNIFICATION.............................................    45
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         20.1 INTERCONNECTION INDEMNITY...................................    45

         20.2 RECIPROCAL INDEMNITY........................................    46

         20.3 DAMAGE DISCLAIMER...........................................    46

         20.4 Indemnities Reformed........................................    46

         20.5 Indemnification Procedures..................................    46

         20.6 Additional Indemnification Provisions.......................    47

         20.7 Survival....................................................    47

Article XXI   INSURANCE...................................................    47
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         21.1 Generator...................................................    47

         21.2 EPE or Operating Agent......................................    47

         21.3 Notice of Cancellation......................................    48

         21.4 Self-Insurance..............................................    48

Article XXII  DEFAULT.....................................................    48
------------

         22.1 General.....................................................    48

         22.2 Events Constituting Breach..................................    48

         22.3 Notice by Breaching Party...................................    49

         22.4 Cure and Default............................................    49

         22.5 Continued Operations........................................    50

         22.6 Upon Default................................................    50

         22.7 Generator's Default in Payment for Equipment................    50

Article XXIII TERMINATION.................................................    51
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         23.1 Expiration of Term..........................................    51

         23.2 Termination in the Event of Default.........................    51

         23.3 Survival....................................................    51

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Interconnection Agreement between         -v-                  EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

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
         23.4  Disconnection and Disposition of Facilities Upon Termination.......................   51

Article XXIV CREDITWORTHINESS.....................................................................   51
------------

Article XXV RELATIONSHIP OF THE PARTIES...........................................................   51
-----------

Article XXVI REPRESENTATIONS AND WARRANTIES.......................................................   52
------------

         26.1  Representations of EPE.............................................................   52

         26.2  Representations of Generator.......................................................   52

         26.3  Representations of Each Party......................................................   53

Article XXVII ASSIGNMENT..........................................................................   53
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         27.1  General............................................................................   53

         27.2  EPE................................................................................   53

         27.3  Generator..........................................................................   54

         27.4  No Relief in Event of Assignment...................................................   54

Article XXVIII CONFIDENTIALITY....................................................................   54
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         28.1  General............................................................................   54

         28.2  Scope..............................................................................   54

         28.3  Rights in Confidential Information.................................................   54

         28.4  Standard of Care...................................................................   55

         28.5  Required Disclosures...............................................................   55

         28.6  Possession of Confidential Information at Termination of Agreement.................   55

         28.7  Remedies Regarding Confidentiality.................................................   55

Article XXIX DISPUTE RESOLUTION...................................................................   55
------------

         29.1  Dispute Resolution by Operating Committee..........................................   55

         29.2  Dispute Resolution by Senior Management............................................   55

         29.3  Arbitration........................................................................   56

         29.4  FERC Jurisdiction Over Certain Disputes............................................   57

         29.5  Continued Performance..............................................................   58

Article XXX MISCELLANEOUS.........................................................................   58
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         30.1  Partial Invalidity.................................................................   58

         30.2  Successors Included................................................................   58

         30.3  Applicable Laws and Regulations....................................................   58

         30.4  Choice of Law and Jurisdiction.....................................................   58

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Interconnection Agreement between             -vi-             EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

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
         30.5     Entire Agreement.......................................     58

         30.6     Counterparts to this Agreement.........................     58

         30.7     Amendments.............................................     58

         30.8     Amendments Included....................................     59

         30.9     Notices................................................     59

         30.10    Waivers................................................     60

         30.11    No Third Party Beneficiaries...........................     60

         30.12    Further Assurances.....................................     60

         30.13    Headings...............................................     60

         30.14    Articles...............................................     60

         30.15    Number, Gender, and Inclusion..........................     60

         30.16    Good Utility Practice..................................     61

         30.17    Succession Upon Membership in an RTO...................     61

         30.18    Notification of Change of Operating Agent..............     61

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Interconnection Agreement between         -vii-                EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

                            INTERCONNECTION AGREEMENT

     This Interconnection Agreement (as defined below, "Agreement") is made and entered into as of this _____________ day of ______________________, 2002, by and between El Paso Electric Company ("EPE"), a corporation organized under the laws of the State of Texas, and Public Service Company of New Mexico ("Generator"), a corporation organized under the laws of the State of New Mexico.

                               W I T N E S S E T H

     WHEREAS, EPE is engaged in the transmission and distribution of electric energy in the States of New Mexico and Texas;

     WHEREAS, EPE will own and operate the new Afton Switching Station near Afton, New Mexico and 345 kV transmission lines from the existing EPE Transmission System to Afton Switching Station;

     WHEREAS, Generator will construct, own and operate an electric generating facility (as defined below, "Facility") located near Afton, New Mexico;

     WHEREAS, Generator will construct the new Afton Switching Station and 345 kV transmission lines from Afton Switching Station to EPE's existing transmission system;

     WHEREAS, Generator seeks to interconnect the Facility with the EPE Transmission System at the Afton Switching Station;

     WHEREAS, this Agreement does not provide for transmission, distribution or ancillary services and separate arrangements are required for such services; and

     WHEREAS, EPE and Generator have agreed to execute an interconnection agreement to interconnect the Facility with the EPE Transmission System at the Afton Switching Station.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Parties agree as follows:

                                    Article I
                                   DEFINITIONS

     For purposes of this Agreement, the following terms shall have the following meanings.

1.1 "Abnormal Condition" means any condition at the Facility, on the Interconnected Facilities, at the Afton Switching Station, on the EPE Transmission System, or on the transmission system of other utilities which is outside normal operating parameters such that facilities are

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Interconnection Agreement between            -1-               EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico
      operating outside their normal ratings or reasonable operating limits have been exceeded and would result in an Emergency if these conditions continue. Any condition or situation that results from lack of sufficient planned generating capacity to meet load requirements or that results solely from economic conditions shall not, standing alone, constitute an Abnormal Condition.

1.2 "Affiliate" means, with respect to any Person, any other Person (other than an individual) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" means the direct or indirect ownership of fifty percent (50%) or more of the outstanding capital stock or other equity interests having ordinary voting power.

1.3 "Afton Switching Station" means the 345 kV substation to be constructed by Generator, and owned and operated by EPE near Afton, New Mexico as depicted in Appendix D.

1.4 "Agents" means the officers, directors, shareholders, employees or agents acting on behalf of a Party or group of Parties.

1.5 "Agreement" means this Interconnection Agreement between EPE and Generator, including attachments, exhibits, and appendices.

1.6 "Applicable Laws and Regulations" means all applicable federal, state and local laws, codes, ordinances, rules and regulations, and all duly promulgated orders and other duly authorized actions, as amended from time to time, and whether now existing or hereafter enacted, promulgated, entered or otherwise arising, of any Governmental Authority having jurisdiction over the Parties and/or their respective facilities.

1.7   "Bankruptcy Laws" shall have the meaning set forth in Article 22.2(c).

1.8   "Breaching Party" shall have the meaning set forth in Article 22.2.

1.9 "Business Day" means any day on which the Federal Reserve member banks are open for business. A Business Day shall commence at 8:00 a.m. and close at 5:00 p.m., local time, at the location of the relevant Party's principal place of business, or at such other location as the context may require. The relevant Party, in each instance unless otherwise specified, shall be the Party to which the notice, payment, or delivery is being sent and by which the notice, payment, or delivery is being received.

1.10 "Commercial Operation Date" means the first day on which the Facility generates electric energy, other than test energy, for sale.

1.11 "Commercially Reasonable Efforts" means efforts by a Party to perform the particular obligation under this Agreement using skills, time and funds which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for such Party to satisfy such obligation under this Agreement.

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Interconnection Agreement between            -2-               EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

1.12 "Confidential Information" means any confidential, proprietary, or trade secret information associated with a plan, specification, pattern, procedure, design, device, list, concept, policy, or compilation relating to the present or planned business of a Party (including all information relating to a Party's technology, research and development, business affairs and pricing), which is designated as "Confidential" by the Party supplying the information, whether conveyed orally, in writing, electronically, through inspection, or otherwise prior to or after the Effective Date. Any Confidential Information designated as such by a Party that is conveyed in writing or electronically must clearly be designated or marked as confidential on the face of the document or electronic transmission. To the extent that the Confidential Information is designated as such by a Party orally or through inspection, the Party providing such information must inform the Party receiving such information that it is Confidential Information.

1.13  "Custodian" shall have the meaning set forth in Article 22.2(c).

1.14 "Due Diligence" means the exercise of good faith efforts to perform a required act on a timely basis and in accordance with Good Utility Practice using the necessary technical resources and personnel.

1.15 "Effective Date" means the date set forth in Article 2.1 of this Agreement.

1.16 "Emergency" means (a) a condition or situation which, in the judgment of the Operating Agent, requires immediate manual or automatic action to prevent (i) endangerment of life or property, or (ii) loss of firm load, equipment damage, or tripping of system elements that could adversely affect the reliability of the Afton Switching Station, the EPE Transmission System or the electrical transmission systems of others to which the EPE Transmission System is directly or indirectly connected, and which requires that the output of the Facility be adjusted to help avoid or mitigate such condition or situation, and (b) a condition or situation which Generator deems imminently likely to (i) endanger life or property, or (ii) adversely affect or impair the reliability of the Facility. The conditions or situations described in Articles 1.16(a)(ii) and 1.16(b)(ii) include equipment damage, danger of instability, voltage collapse or uncontrollable cascading outages. Any condition or situation that results from lack of sufficient planned generating capacity to meet load requirements or that results solely from economic conditions shall not, standing alone, constitute an Emergency.

1.17 "Environmental Laws" means federal, state, and local laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders (and any amendments thereto) relating to pollution or protection of the environment, archaeological or natural resources, or human health and safety, including laws relating to exposures, Releases or threatened Releases of Hazardous Substances (including Releases or threatened Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, or handling of Hazardous Substances.

1.18 "EPE" shall have the meaning set forth in the first paragraph of this Agreement.

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Interconnection Agreement between            -3-               EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

1.19 "EPE Control Area" means the power system where EPE is responsible for matching generation within the control area and net transactions with other control areas with the prevailing real-time electrical load in the control area, for maintaining within limits generally accepted as Good Utility Practice scheduled interchange with neighboring control areas, and for maintaining frequency within reasonable limits in accordance with Good Utility Practice.

1.20 "EPE Interconnection Facilities" means all equipment and other facilities owned, operated and maintained by EPE from the high-side bushings of the generator step-up transformer indicated in Appendix B to the interconnection to the existing EPE Transmission System, including Afton Switching Station, the 345 kV transmission lines between Afton Switching Station and the existing EPE Transmission System, and the Protective Equipment, including any modifications, additions, or upgrades made to such facilities, which, in conjunction with the Generator's Interconnection Facilities, are necessary to connect the Facility to the EPE Transmission System at the Afton Switching Station.

1.21 "EPE OATT" means EPE's Open Access Transmission Tariff filed with FERC in accordance with FERC's Order No. 888, and any successor transmission service tariff thereto, including any such successor tariff of a Regional Transmission Organization to which EPE transfers operating authority over the EPE Transmission System.

1.22 "EPE Transmission System" means all of the facilities owned by EPE, including the EPE Interconnection Facilities, that are made available for the purpose of providing transmission service under the EPE OATT.

1.23 "Facility" means Generator's electric generating facility with an output of 135 MW located near Afton, New Mexico, together with the other property, facilities, and equipment owned and/or operated by Generator up to and including the output terminals of the generator as indicated in Appendix A.

1.24 "Federal Power Act" means the Federal Power Act, 16 U.S.C.(S)791a et seq., as amended from time to time.

1.25 "FERC" means the Federal Energy Regulatory Commission, or any successor federal agency.

1.26 "General Orders" means the set of standard operating procedures, as modified from time to time, by which the Operating Agent operates the EPE Transmission System and which are applicable to generating facilities connected to that transmission system, including, at the Effective Date, the Facility.

1.27 "Generator" shall have the meaning set forth in the first paragraph of this Agreement.

1.28 "Generator's Interconnection Facilities" means all equipment and other facilities owned, operated and maintained by Generator, from the generator output terminals up to the high-side bushings of the generator step-up transformer as indicated in Appendix A, including

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Interconnection Agreement between            -4-               EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico
      the Protective Equipment, including any modifications, additions, or upgrades made to such facilities, which, in conjunction with the EPE Interconnection Facilities, are necessary to connect the Facility to the EPE Transmission System at the Afton Switching Station.

1.29 "Good Utility Practice" means any of the practices, methods, and acts required, approved, or engaged in by the WSCC, NERC, RTO (if applicable) or a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods, and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act; rather, it is intended to be a spectrum of practices, methods, and acts generally accepted by the electric utility industry in the WSCC region. Good Utility Practice shall include compliance with Applicable Laws and Regulations.

1.30 "Governmental Authority" means any entity with proper jurisdiction or authority over the Parties and/or their respective facilities, including
      (i) a federal, tribal, state, local or municipal governmental body; (ii) a governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power; and (iii) a court or governmental tribunal.

1.31 "Governor Droop" means the governor response characteristic (speed versus output characteristic) defining the decrease in frequency needed to cause generator output to go from no load to full load.

1.32 "Hazardous Substances" means (a) any petrochemical or petroleum products, oil, coal ash, radioactive materials, radon gas, asbestos in any form that is or could be friable, urea formaldehyde foam insulation and transformers or other equipment that contains dielectric fluid that may contain polychlorinated biphenyls; (b) any chemicals, materials, or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "toxic pollutants," or words of similar meaning and regulatory effect under any applicable Environmental Law; or (c) any other chemical, material, or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

1.33 "Interconnected Facilities" means the EPE Interconnection Facilities and Generator's Interconnection Facilities.

1.34 "Interconnection Point" means the point at which the Facility, via Generator's Interconnection Facilities, is connected to the EPE Transmission System at the Afton Switching Station as indicated on Appendix D.

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Interconnection Agreement between            -5-               EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

1.35 "Interconnection Service" means the service provided by EPE to interconnect the Facility, via Generator's Interconnection Facilities, with the EPE Transmission System at the Afton Switching Station.

1.36 "Interconnection Studies" means the studies performed by or on behalf of EPE pursuant to an interconnection request by Generator which have determined the design, specifications and cost estimate for the Interconnected Facilities and any Interconnection System Upgrades required to accommodate the interconnection of the Facility.

1.37 "Interconnection System Upgrades" means the necessary upgrades, if any, to the EPE Transmission System that would not have been required but for the interconnection of the Facility to the EPE Transmission System at the Afton Switching Station and identified in Appendix B.

1.38 "Interest Rate" means the prime interest rate for currency as published from time to time under "Money Rates" by The Wall Street Journal, or its successor (or, if no longer so published, any substitute mutually agreeable to the Parties), as of the payment due date and/or default date, plus two (2) percent; provided, however, that in no event shall the Interest Rate exceed the maximum interest rate permitted by Applicable Laws and Regulations.

1.39 "Metering Equipment" means all metering equipment to be installed at the Facility and at or near the Interconnection Point and Afton Switching Station. Metering Equipment is identified in Appendices A, B and D.

1.40 "NERC" means the North American Electric Reliability Council, or any successor organization.

1.41    "Non-Breaching Party" shall have the meaning set forth in Article
        22.2(g).

1.42 "Operating Agent" shall mean the entity that operates the EPE Transmission System, including the EPE Interconnection Facilities. On the Effective Date of this Agreement, EPE is the Operating Agent for the EPE Transmission System, including the EPE Interconnection Facilities.

1.43    "Operating Committee" shall have the meaning set forth in Article 4.1.

1.44 "Operation Date" means the day upon which the Interconnected Facilities and Facility have been completed to EPE's and Generator's mutual satisfaction and energized in parallel operation as confirmed in a written notice provided by EPE to Generator.

1.45    "Participant" has the meaning as stated in Article 9.3.

1.46 "Parties" means EPE (including in its capacity as Operating Agent) and Generator or the successor or permitted assignee of the rights and obligations of any of the foregoing under this Agreement. "Party" means one of the Parties.

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Interconnection Agreement between         -6-                  EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

1.47 "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or a government or any political subdivision or agency thereof.

1.48 "Power System Stabilizer (PSS)" means a control system applied at a generator that monitors variables such as current, voltage and shaft speed and sends the appropriate control signals to the voltage regulator to damp system oscillations.

1.49 "Protective Equipment" means such protective relay systems, locks and seals, breakers, automatic synchronizers, associated communication equipment and other control schemes and protective apparatus as is reasonably necessary under Good Utility Practice and standards of EPE for the operation of the Facility in parallel with the EPE Transmission System and to permit the facilities of EPE and the Facility to operate reliably and safely.

1.50 "Regional Transmission Organization" or "RTO" means an entity approved by FERC to assume responsibility for providing electric transmission services and certain operational functions in a specific region in accordance with FERC Order No. 2000.

1.51 "Release" means any release, spill, leak, discharge, disposal, pumping, pouring, emission, emptying, injection, leaching, dumping, escape into or through the environment of any Hazardous Substance.

1.52 "Reliability Management System" or "RMS" means the contractual reliability management program implemented through the WSCC Reliability Criteria Agreement, Article IX of this Agreement, and any similar contractual arrangement(s).

1.53 "Security Coordinator" means the entity authorized by the WSCC to have the final authority to direct electric system operations to prevent or remedy problems or disturbances that have regional impacts.

1.54    "SOCC" means System Operations Control Center.

1.55 "Termination Costs" means the costs incurred by or on behalf of EPE upon termination of this Agreement in accordance with Article 23.4 in taking one or more of the following actions: (a) returning or canceling pending orders made by EPE for equipment or facilities required for the interconnection contemplated by this Agreement; (b) removing any portion of the EPE Interconnection Facilities or Interconnection System Upgrades; and (c) performing such work as may be necessary to ensure the safety of persons and property and to preserve the integrity of the EPE Transmission System.

1.56 "WSCC" means the Western Systems Coordinating Council, or any successor organization.

1.57 "WSCC Agreement" means the Western Systems Coordinating Council Agreement dated March 20, 1967.

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Interconnection Agreement between         -7-                  EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

1.58 "WSCC Reliability Criteria Agreement" means the Western Systems Coordinating Council Reliability Criteria Agreement dated June 18, 1999, among the WSCC and certain members of WSCC.

                                   Article II
                                      TERM

2.1 Effectiveness of this Agreement. This Agreement shall become effective upon execution by the Parties subject to obtaining the required regulatory authorizations, including acceptance by FERC under Section 205 of the Federal Power Act. Notwithstanding the foregoing and with respect to this Agreement, no Party shall take any action which is inconsistent with the terms of this Agreement and Applicable Laws and Regulations during the period between execution of this Agreement and acceptance by FERC or earlier termination of this Agreement.

2.2     FERC Filing.

        2.2.1 Within a reasonable time after execution of this Agreement by the Parties, EPE shall file this Agreement with FERC as a "Rate Schedule" within the meaning of Part 35 of FERC's regulations and with any other Governmental Authority to the extent required by Applicable Laws and Regulations. Each of the Parties shall support this Agreement in its current form at FERC when filed. Generator shall reasonably cooperate with EPE with respect to obtaining FERC approval of such FERC filing and provide any information, including testimony, reasonably required by EPE to comply with the applicable FERC filing requirements.

        2.2.2 Promptly upon execution by the Parties of any amendment to this Agreement, EPE shall, if necessary, file such amendment with FERC and with any other Governmental Authority, to the extent required by Applicable Laws and Regulations. Each of the Parties shall support any such amendment at FERC when filed. Generator shall reasonably cooperate with EPE with respect to obtaining FERC approval of such FERC filing and provide any information, including testimony, reasonably required by EPE to comply with the applicable FERC filing requirements.

        2.2.3 If FERC requires conditions to or modifications of any of the terms, conditions or provisions agreed to herein or in an amendment hereto and: (i) neither Party notifies the other Party in writing within fourteen (14) calendar days following receipt of FERC's order that the notifying Party takes exception to FERC's order, the FERC-ordered modifications and/or conditions shall become part of this Agreement as an amendment or appendix; or (ii) the Party taking exception to FERC's conditions or modifications gives fourteen (14) calendar days notice (following receipt of FERC's order) to the other Party of such exception, then the Parties shall promptly negotiate an amendment to this Agreement acceptable to FERC and providing similar benefit, rights, or effect to the Parties. Any such amendment shall be effective when

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Interconnection Agreement between         -8-                  EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico
                accepted for filing by FERC. For purposes of this Article 2.2.3, each Party reserves and may exercise all of its rights under Applicable Laws and Regulations.

2.3 Term. This Agreement shall continue in full force and effect until a mutually agreed termination date; provided, however, that such termination date shall be no later than the date on which the Facility permanently ceases commercial operation; and provided further that this Agreement may be terminated earlier (a) as provided for in Article 5.4.8; (b) upon a Party's default in accordance with the provisions of
        Article 23.2; (c) if the required regulatory authorizations described under Article 2.2 have not been obtained by the Operation Date; or (d) by the mutual agreement of the Parties or as explicitly provided elsewhere in this Agreement. Unless no longer required by FERC, any termination of this Agreement permitted hereunder shall not take effect until the filing at FERC of a notice of termination of this Agreement which notice is accepted for filing by FERC.

2.4 Material Adverse Change. In the event of a change in law or regulation after the Effective Date that has a material adverse effect, or may reasonably be expected to have a material adverse effect, on a Party's ability to perform under this Agreement, the Parties shall negotiate in good faith any amendment or amendments to this Agreement necessary to adapt the terms of this Agreement to such change in law or regulation. If the Parties are unable to reach agreement on any such amendments within sixty (60) days of the commencement of their negotiations, each Party reserves and may exercise all its rights under Applicable Laws and Regulations.

2.5 Survival. The applicable provisions of this Agreement shall continue in effect after cancellation, expiration, or termination of this Agreement to provide for final billings, billing adjustments, and the determination and enforcement of liability and indemnification obligations arising from acts or events that occurred while this Agreement was in effect. In addition, upon termination of this Agreement subject to the terms of Article 23.4, Generator shall be responsible for any Termination Costs incurred by or on behalf of EPE.

                                  Article III
                   CONTINUING OBLIGATIONS AND RESPONSIBILITIES

3.1 Interconnection Service Provided. EPE shall provide Generator with Interconnection Service for the Facility, as such service is defined in
        Article 1.35 and described in this Article III. EPE shall not provide Interconnection Service under this Agreement for any other generating units, wherever located. Any other generating units shall be covered by a separate interconnection agreement or an amendment of this Agreement as provided for in Article 3.2.3.

3.2     Scope of Interconnection Service.

        3.2.1 Interconnection Service shall consist of the services necessary to allow the physical interconnection of the Facility pursuant to the terms of this Agreement. Interconnection Service does not mean and shall not include transmission service, ancillary services, losses, or any other service available under the EPE OATT.

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Interconnection Agreement between         -9-                  EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

                Specifically, Interconnection Service shall not include the purchase or sale of energy or ancillary services to or from the Facility beyond the Interconnection Point, or the delivery of energy or ancillary services from the Facility beyond the Interconnection Point, which services shall be provided separately under the EPE OATT or by others under separate agreements, as applicable.

        3.2.2 Generator shall be responsible for (a) making arrangements under the EPE OATT for transmission and ancillary services on the EPE Transmission System, and under other applicable tariffs for such services on other transmission system(s), associated with the injection or delivery of the capacity and/or energy produced by the Facility beyond the Interconnection Point, which services shall not be provided under the terms of this Agreement, (b) obtaining capacity and/or energy to satisfy its Facility service or other requirements, and (c) making arrangements under applicable tariffs for transmission services, losses, and ancillary services associated with the use of the EPE Transmission System for the injection or delivery of capacity and/or energy to other generating facilities owned by Generator for the purpose of supplying facility service or for any other use. EPE makes no representations to Generator regarding the availability of transmission service on the EPE Transmission System, and Generator agrees that the availability of such transmission service may not be inferred or implied from this Agreement. Generator must request such transmission service in accordance with the EPE OATT.

        3.2.3 In the event of an increase in the output of the Facility or other material change or modification to the configuration and/or operation of the Facility, the Parties shall negotiate appropriate revisions to this Agreement, including, as necessary, the performance by EPE of studies to determine the effects of such increase or change, and changes to the specifications or requirements set forth in the Appendices to this Agreement, as necessary to permit EPE to provide Interconnection Service to the Facility under this Agreement in a safe, secure and reliable manner.

3.3     Services Outside Scope of Agreement

        3.3.1 This Agreement provides only for interconnection of the Facility with the EPE Transmission System at the Afton Switching Station. Nothing in this Agreement shall be read as a request by Generator, or a commitment by EPE, to install any facilities other than those necessary to interconnect the Facility with the EPE Transmission System at the Afton Switching Station.

        3.3.2 This Agreement does not obligate any Party to purchase, sell, transmit or otherwise provide any rights other than Interconnection Service. This Agreement does not obligate any Party to provide, or entitle any Party to receive, any transmission or other service not expressly provided for herein. This Agreement does not provide a right to inject or transmit energy which right shall be realized through the necessary arrangements for transmission rights and service, including mitigation related to transmission service, if any. Each Party is responsible for making any arrangements necessary for it to receive any transmission or other service not expressly provided

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Interconnection Agreement between        -10-                  EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico
            for herein that it may desire from the other Party or any other Person. Notwithstanding any other provision of this Agreement, nothing herein shall be construed as a relinquishment or foreclosure of any rights to transmission credits to which Generator may be entitled, now or in the future, as a result of, or otherwise, associated with, the transmission capacity, if any, created by the Interconnection System Upgrades, if any.

     3.3.3 This Agreement does not provide for the injection, sale or purchase of power or energy from or to the Facility. Upon Generator's request, construction, back-up, start-up, auxiliary, station, and maintenance power required for the Facility at the Facility site shall be provided under a separate agreement or any applicable tariff.

3.4 No Guarantees; Release. EPE (which, for the purposes of this Article 3.4, shall be deemed to include the Operating Agent) does not warrant against the occurrence of, and Generator releases EPE from any and all claims or damages associated with: (a) damage to Generator's Interconnection Facilities or the Facility resulting from electrical transients, or (b) any interruption in the availability of the EPE Interconnection Facilities, including the Afton Switching Station, or any Interconnection System Upgrades, except, in the case of subpart (a) or (b), to the extent determined to be attributable to the negligence of, willful misconduct of, or default under Article XXII by EPE. Generator does not warrant against the occurrence of, and EPE releases Generator from any and all claims or damages associated with: (y) damage to the EPE Interconnection Facilities, including the Afton Switching Station, any Interconnection System Upgrades, or the EPE Transmission System resulting from electrical transients, or (z) any interruption in the availability of Generator's Facility, except, in the case of subpart (y) or (z), to the extent determined to be attributable to Generator's negligence, willful misconduct or default under Article XXII.

3.5 Reporting Requirements. Each Party shall notify the other Party promptly when it becomes aware of its inability to comply with the terms and conditions of this Agreement, and provide a sufficient explanation of its inability to comply, including the date, duration, and reasons for its inability to comply, and corrective actions taken; provided that such notification shall not release such Party from its obligation to comply with this Agreement, except as provided under Article XIX.

3.6 Third Party Activity. During the term of this Agreement, other Persons may develop, construct or acquire, and operate generating facilities in EPE's service territory, and reservations of transmission service by such Persons under the EPE OATT may adversely affect the availability of transmission service for the Facility's electric output. EPE has no obligation to disclose to Generator any information regarding such third party activity, except as may be required under the EPE OATT or under this Agreement subject to the provisions of Article 3.7. To the extent that such third party activity has, or EPE reasonably expects the third party activity to have, a material adverse impact on the operation of the Facility or the Interconnected Facilities, EPE shall, subject to Article 3.7, disclose to Generator such material information as is necessary for Generator to understand the nature and extent of such adverse impact and the viable remedies.

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Interconnection Agreement between            -11-              EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

3.7 Compliance with EPE OATT and FERC Orders No. 888 and No. 889. Nothing in this Agreement shall be deemed or construed to obligate EPE to provide or make available to Generator any information in violation of the EPE OATT, FERC Orders No. 888 and No. 889 or any other Applicable Laws and Regulations.

                                   Article IV
                               OPERATING COMMITTEE

4.1 Operating Committee. Within fifteen (15) days after the Effective Date, each Party shall designate a primary and alternate representative to serve on an operating committee ("Operating Committee"), which shall meet periodically to ensure effective cooperation in system planning, to deal promptly with the various operating and technical issues that may arise during the term of this Agreement, and to attempt to resolve any disputes that may arise under this Agreement, as more specifically described in
     Article 4.2. Each primary and alternate representative shall be authorized, on behalf of the designating Party, to act with respect to all matters delegated to the Operating Committee. Each Party shall promptly notify the other Party of the designation of its primary and alternate representatives and of any subsequent changes in such designations in accordance with
     Article 30.9.

4.2 Responsibilities of the Operating Committee. The Operating Committee shall have the following responsibilities and functions, each of which shall be performed consistent with the terms and conditions of this Agreement and Good Utility Practice: (a) to establish general policies to be followed in the coordination of the operation and maintenance of the Interconnected Facilities; (b) to establish procedures and standard practices, consistent with the terms and conditions of this Agreement, for guidance for each Party's system controllers and other operating personnel regarding the interconnected operations of the Afton Switching Station and the Interconnected Facilities; (c) to establish detailed procedures to govern in the event of an Emergency; (d) to establish detailed procedures and standard practices for metering, communications, and control facilities;
     (e) to establish the plan for disconnection of the Facility at the termination of this Agreement; (f) to establish other procedures and standard practices as may be needed from time to time and to engage in other activities consistent with the terms and conditions of this Agreement, provided that the Operating Committee shall not have the authority to modify or amend any term or condition of this Agreement; and
     (g) to attempt to resolve any disputes that may arise under this Agreement in accordance with Article 29.1.

4.3 Effectiveness of Operating Committee Determinations. All determinations made by the Operating Committee, including the establishment of any procedure or standard practice, within the scope of the Operating Committee's responsibilities set forth in Article 4.2, shall be effective when signed by one designated representative of each Party and, if necessary, accepted for filing or approved by FERC.

                                   Article V
                            FACILITY INTERCONNECTION

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Interconnection Agreement between            -12-              EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

5.1 Establishment of Interconnection. The Facility to be constructed by Generator shall be interconnected to the EPE Transmission System at the Afton Switching Station, such interconnection being further described in Appendices A, B, and D. Appendix D may be revised by mutual written agreement of the Parties. Pursuant to this Agreement, the Parties shall, during the term of this Agreement, continue in service the existing transmission lines and essential terminal equipment, to the extent required to establish and maintain a reliable interconnection.

5.2 Necessary Easements, Permits, Licenses, Etc. Subject to Articles 5.6.1 and 5.6.2, each Party shall diligently pursue all rights, easements, permits, licenses, certificates and properties necessary to construct and maintain its portion of the Interconnected Facilities and, in the case of EPE, the Interconnection System Upgrades. If a Party cannot reasonably acquire all the rights, easements, permits, licenses, certificates and properties necessary to construct and maintain its portion of the Interconnected Facilities and/or Interconnection System Upgrades, the Party shall promptly provide written notice to the other Party indicating its inability. After such notice, Generator shall have thirty (30) days to authorize EPE to initiate and diligently pursue the following at Generator's expense: (a) condemnation proceedings, (b) alternate routes, designs, methods or procedures necessary for the construction or maintenance of the Interconnected Facilities and/or Interconnection System Upgrades, or (c) any other appropriate action mutually agreed upon by the Parties. Each Party shall also pursue with Due Diligence and maintain all necessary governmental approvals, permits, licenses and inspections necessary for its performance of this Agreement.

5.3  Design and Construction of Generator's Interconnection Facilities.

     5.3.1 Unless the Parties agree otherwise in writing, Generator shall, at its own expense, design, procure, construct, install, operate, maintain and repair/replace Generator's Interconnection Facilities.

     5.3.2 Protective Equipment to be installed by Generator is set forth in Appendix A. This Protective Equipment shall be subject to review and approval by EPE, which approval shall not be unreasonably withheld or denied. EPE's review and/or approval shall not be deemed an endorsement of any equipment nor as any warranty as to the fitness, safety, durability or reliability of any equipment.

     5.3.3 Generator shall design, procure, construct and install Generator's Interconnection Facilities in accordance with applicable Interconnection Studies and Good Utility Practice.

     5.3.4 At Generator's expense, Generator's Interconnection Facilities shall be constructed by Generator or, at Generator's option, a third party contractor to be selected by Generator. Notwithstanding the foregoing, Generator understands and agrees that EPE shall be responsible for closing the connection of the EPE Interconnection Facilities and Generator's Interconnection Facilities, and EPE shall manage all

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Interconnection Agreement between            -13-              EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico
            construction work involving Interconnection System Upgrades on the EPE Transmission System.

     5.3.5 Generator shall, at its own expense, operate, maintain and repair/replace Generator's Interconnection Facilities in accordance with Articles VIII and XIII.

5.4 Design and Construction of EPE Interconnection Facilities and Interconnection System Upgrades.

     5.4.1 At Generator's expense, Generator shall design, procure equipment for and construct the EPE Interconnection Facilities, including the new Afton Switching Station and associated transmission lines required to connect the Facility to the existing EPE Transmission System.

     5.4.2 At Generator's expense, EPE will review and approve all design, procurement of equipment and construction of the EPE Interconnection Facilities. EPE's approval shall not be unreasonably withheld or denied. EPE's review and/or approval shall not be deemed an endorsement of any design, facility or equipment nor as any warranty as to the fitness, safety, durability or reliability of any design, facility or equipment.

     5.4.3 At Generator's expense, EPE shall own, operate, maintain, and repair/replace the EPE Interconnection Facilities and the Protective Equipment on the EPE Transmission System, including at Afton Switching Station.

     5.4.4 At Generator's expense, EPE shall design, procure equipment, construct, install and own Interconnection System Upgrades on the EPE Transmission System and the Protective Equipment on the EPE Transmission System, including at Afton Switching Station. After the Operation Date, EPE shall, at its own expense, operate, maintain and repair/replace Interconnection System Upgrades on the EPE Transmission System in accordance with Articles VIII and XIII.

     5.4.5 Equipment to be installed for the EPE Interconnection Facilities, the Protective Equipment, and the Interconnection System Upgrades is set forth in Appendix B. A good faith estimate of the cost of the EPE Interconnection Facilities, Interconnection System Upgrades, and the Protective Equipment, is also set forth in Appendix B.

     5.4.6 The contemplated schedule for Generator and EPE to perform the design, procurement of equipment, construction and testing is set forth in Appendix C.

     5.4.7 The design, procurement, construction and installation of the EPE Interconnection Facilities, the Protective Equipment and the Interconnection System Upgrades on the EPE Transmission System shall be in accordance with applicable Interconnection Studies and Good Utility Practice. The EPE Interconnection Facilities and Interconnection System Upgrades must be sufficient, as designed and built, to deliver the full Facility output as defined in Article
            1.23 to the Interconnection Point

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Interconnection Agreement between            -14-              EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico
            and to enable the Facility to receive capacity necessary to satisfy its operational requirements (not to exceed 10 MW of capacity).

     5.4.8 As soon as practicable after receiving from Generator the first payment shown in Appendix B, EPE shall commence construction of the Interconnection System Upgrades on the EPE Transmission System and the Protective Equipment on the EPE Transmission System. Generator reserves the right, (a) upon three (3) Business Days' written notice to EPE to suspend at any time all work by EPE associated with the construction and installation of the Interconnection System Upgrades on the EPE Transmission System and the Protective Equipment on the EPE Transmission System, as applicable, or any portion of them. In such event, Generator shall be responsible for the costs which EPE incurs (a) prior to the suspension of work consistent with the scope of work set forth in Appendix B, and deviation in such scope of work (subject to Generator's authorization of those deviations described in Article 7.1.2), and for actions and costs authorized by Generator pursuant to Article 5.8.2, and (b) in suspending such work, including any costs incurred in order to wind up such work and to ensure the safety of persons and property and the integrity of EPE's facilities and, if applicable, any costs incurred or penalties sustained in connection with the cancellation of material and labor contracts which EPE cannot reasonably avoid; provided, however, that, prior to canceling any material or labor contract, EPE shall obtain Generator's authorization which shall not be unreasonably withheld or denied. EPE shall invoice Generator pursuant to Article
            VII. In the event that Generator suspends performance of work by EPE pursuant to this Article 5.4.8 and has not requested that EPE re-commence such work within three hundred sixty-five (365) days of the date on which Generator requested such suspension, this Agreement shall terminate. Generator shall be responsible for costs as outlined in this Article 5.4.8, and any non-returnable equipment not already installed shall become the property of Generator "as is, where is" upon Generator's payment of the costs associated with such equipment.

     5.4.9 EPE shall inform Generator on a monthly basis, and at such other times as Generator reasonably requests, of the status of the construction and installation of the Interconnection System Upgrades on the EPE Transmission System and the Protective Equipment on the EPE Transmission System. The information provided shall include the following: progress to date; a description of scheduled activities for the next month; the delivery status of all equipment ordered; and the identification of any event which EPE reasonably expects may delay construction of, or increase the cost of, the Interconnection System Upgrades and/or the Protective Equipment, as applicable.

     5.4.10 Notwithstanding any other provision in this Agreement, Generator shall not be responsible for any costs or expenses associated with the design, procurement, construction, installation, testing, operation, maintenance, repair/replacement, or any modifications or upgrades to the EPE Transmission System that are undertaken in order to prevent, mitigate, or otherwise remedy conditions that existed prior to the

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Interconnection Agreement between            -15-              EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico
                establishment of the interconnection of the Facility with the EPE Transmission System at the Afton Switching Station, and that were required or should have been required in order to prevent, mitigate, or remedy such conditions regardless of, or that otherwise are unrelated to, such interconnection. To the extent that Generator has made payment to EPE for any such costs and expenses, EPE shall refund to Generator such sums, with interest at the Interest Rate calculated from the date Generator made such payment(s) to the date Generator receives the refund, within thirty (30) days of any determination as to the appropriate allocation of the costs for such modifications or upgrades.

        5.4.11 Once transmission service commences, pursuant to a transmission service agreement, under EPE's OATT for the delivery of power produced by the Facility, EPE shall credit Generator in an amount equal to the cost, paid by Generator, of Interconnection System Upgrades on EPE's Transmission System plus interest calculated at the FERC-approved interest rate, to the extent such credit and interest are required by FERC rules at the time such transmission service commences. Generator may assign any portion of such credit to any Person who takes power from the Facility.

5.5 Subcontractors. Nothing in this Agreement shall prevent any Party from using the services of subcontractors as it deems appropriate; provided, however, each Party shall require such subcontractors to comply with the relevant terms and conditions of this Agreement. The creation of any subcontractor relationship shall not relieve the retaining Party of any of its obligations under this Agreement.

5.6     Rights of Access.

        5.6.1 Generator shall furnish, at no cost to EPE and the Operating Agent, as applicable, all access, easements, or licenses upon, over, under, and across the Facility site that are necessary for EPE and the Operating Agent, as applicable, and their Agents and subcontractors to design, procure, construct, install, test, operate, maintain and repair/replace the EPE Interconnection Facilities in accordance with the terms of this Agreement; provided, however, that, in exercising such access rights, EPE and the Operating Agent, as applicable, shall (a) not unreasonably disrupt or interfere with normal operations of Generator's business, (b) act in a manner consistent with Good Utility Practice, and (c) adhere to the safety rules and procedures established by Generator. Generator shall execute such documents as EPE and the Operating Agent, as applicable, may reasonably require to enable EPE or the Operating Agent, as applicable, to establish record evidence of such access rights. Such access rights shall remain in effect for so long as this Agreement is in effect.

        5.6.2 EPE shall furnish, at no cost to Generator, all access, easements or licenses to the Afton Switching Station property that are necessary for Generator and its Agents and subcontractors to design, procure, construct, install, test, operate, maintain and repair/replace Generator's Interconnection Facilities and EPE Interconnection Facilities, as applicable, in accordance with the terms of this Agreement. Such


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Interconnection Agreement between         -16-                 EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico
                access rights for Generator's facilities located inside the Afton Switching Station shall be exercised by Generator only with supervision by EPE or the Operating Agent, as applicable. Generator shall provide EPE or the Operating Agent, as applicable, reasonable notice under the circumstances of any request for such supervised access to the Afton Switching Station, and EPE or Operating Agent, as applicable, and Generator shall mutually agree upon the date and time of such supervised access, such agreement not to be unreasonably withheld or delayed. In addition to the aforementioned requirement, in exercising such access rights, Generator shall
                (a) not unreasonably disrupt or interfere with normal operations of EPE or the Operating Agent, (b) act in a manner consistent with Good Utility Practice, and (c) adhere to the safety rules and procedures established by the Operating Agent and EPE. EPE or the Operating Agent, as applicable, shall execute such documents as Generator may reasonably require to enable it to establish record evidence of such access rights. Such access rights shall remain in effect for so long as this Agreement is in effect.

        5.6.3 Any Party or its subcontractors performing construction, or other work, on the property of the other Party shall be responsible for proper housekeeping during the period the work is being performed and proper clean-up of the property in a timely fashion after the work is completed.

5.7     Course and Completion of Construction.

        5.7.1 Generator shall promptly notify EPE in writing when the construction of Generator's Interconnection Facilities and the EPE Interconnection Facilities is complete. Likewise, EPE shall promptly notify Generator in writing when the construction of the Interconnection System Upgrades on the EPE Transmission System and the Protective Equipment on the EPE Transmission System is complete.

        5.7.2 Generator shall keep the Generator's Interconnection Facilities, the EPE Interconnection Facilities, and any real or personal property of EPE related to this interconnection project free and clear of all Generator, contractor, subcontractor, supplier or materialmen's liens, claims and encumbrances arising out of the construction of the Generator's Interconnection Facilities and the EPE Interconnection Facilities. Generator shall provide to EPE lien waivers from Generator and all such contractors, subcontractors, suppliers or materialmen before or upon completion of the Generator's Interconnection Facilities and the EPE Interconnection Facilities. In the event that any such lien arising out of the construction of the Generator's Interconnection Facilities and the EPE Interconnection Facilities shall nevertheless be filed or asserted against the real or personal property of EPE, Generator agrees to take all steps necessary and proper for the release and discharge of such liens in the manner allowed under New Mexico law. Generator shall indemnify and hold EPE harmless against any and all loss, claims, or suits (including costs and attorneys' fees), for any lien claims asserted or filed by any party on or against EPE's real or personal property relating to the

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Interconnection Agreement between         -17-                 EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico
                construction of Generator's Interconnection Facilities and EPE Interconnection Facilities.

5.8     Timely Completion.

        5.8.1 Generator shall use Commercially Reasonable Efforts to design, procure, construct, install, and test Generator's Interconnection Facilities and EPE Interconnection Facilities in accordance with the schedule set forth in Appendix C, which schedule may be revised from time to time by mutual agreement of the Parties.

        5.8.2 EPE shall use Commercially Reasonable Efforts to design, procure, construct, install, and test the Interconnection System Upgrades on the EPE Transmission System and the Protective Equipment on the EPE Transmission System, in accordance with the schedule set forth in Appendix C, which schedule may be revised from time to time by mutual agreement of the Parties. EPE shall, at Generator's request and expense, take all appropriate actions to accelerate its work under this Agreement in order to meet the schedule set forth in Appendix C, provided that Generator authorizes such actions and the costs associated therewith in advance and pays such costs in accordance with the payment schedule mutually agreed upon by the Parties.

        5.8.3 If any of the Interconnection System Upgrades is not reasonably expected to be completed prior to the Commercial Operation Date of the Facility, Generator may, at its option, have operating studies performed at its expense to determine the maximum allowable output of the Facility, based upon the portion of the Interconnection System Upgrades that is expected to be completed prior to such Commercial Operation Date and, subject to EPE's standards and Good Utility Practice, Generator will be permitted to operate the Facility, provided such limited operation of the Facility does not adversely affect the safety and reliability of the Afton Switching Station or the EPE Transmission System.

5.9     Environmental Compliance and Procedures. The Parties shall comply with
        (a) all applicable Environmental Laws in meeting all their obligations under this Agreement; and (b) all local notification and response procedures required for all applicable environmental and safety matters which affect the ability of the Parties to meet their respective obligations under this Agreement.

5.10 Generator Modeling Data. Generator shall provide the Operating Agent and EPE with such final modeling data of the Facility and Interconnected Facilities that reflect final Facility unit data and settings of the generation protection and control equipment as is reasonably requested by the Operating Agent and EPE and is necessary for reliable operation of the Afton Switching Station and the EPE Transmission System, including (a) the turbine speed/load controls including the governor; and (b) the excitation system including the automatic voltage regulator, power system stabilizer, over-excitation controls and limits, and other controls and limits. Such modeling data is to be provided in the format of the computer programs utilized by the Operating Agent and EPE. Currently such programs are:

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Interconnection Agreement between         -18-                 EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

        Powerflow-General Electric PSLF; Transient Stability-General Electric PSLF; Short Circuit-Aspen One Liner.

5.11 Equipment Requirements. All equipment shall be of utility grade that meets or exceeds the quality of the equipment as required by EPE. The trip energy source for the interconnection breaker shall be of a stored energy type (i.e., battery) that will be available under circumstances when the alternating current source is unavailable. Generator shall ensure that Generator's Interconnection Facilities comply with all applicable requirements of the National Electrical Safety Code, as amended from time to time, and/or any Applicable Laws and Regulations.

5.12 Required Diagrams. Generator shall maintain the following equipment at locations approved by the Operating Agent, which approval shall not be unreasonably withheld or denied: (a) a permanent and weatherproof one-line electrical diagram of the Facility located at the Facility site; and (b) a permanent and weatherproof map of the Facility showing the location of all major equipment. EPE shall maintain, at locations approved by Generator, which approval shall not be unreasonably withheld or denied, a permanent and weatherproof one-line diagram of the EPE Interconnection Facilities.

5.13 Required Personnel Information. No later than fifteen (15) Business Days after the Effective Date, Generator shall provide the Operating Agent the names and current telephone numbers of at least two (2) persons who are authorized to provide access to the Facility and who have authority to make decisions regarding the Facility, Generator's Interconnection Facilities, and Generator's operations. Generator shall keep the names and telephone listings current at all times during the term of this Agreement.

5.14    Use of Afton Switching Station by Third Parties.

        5.14.1 Except as may be required by Applicable Laws and Regulations, or as otherwise agreed to by the Parties, the Afton Switching Station shall be dedicated to the sole purpose of interconnecting the Facility to the EPE Transmission System and shall be used for no other purpose.

        5.14.2 If required by Applicable Laws and Regulations, or if the Parties mutually agree to allow one or more third parties to use Afton Switching Station, or any part thereof, and such use decreases the capacity of Afton Switching Station available to the Facility, or otherwise causes any detriment to the Facility or to Generator, or benefits any party (including EPE) other than Generator, then Generator and such third party (parties) shall negotiate in good faith to determine the appropriate compensation due to Generator as a result of such third party use and to determine the appropriate allocation of the annual carrying charges. EPE shall include a provision comparable to this Article 5.14.2 in its agreements with third party users providing for such third party users to participate in such negotiations. In any case, the Generator shall only be entitled to receive a reduction in charges under this Agreement equal to the amount of charges allocated to the third party user(s). If the

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Interconnection Agreement between         -19-                 EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico
                issue of such compensation or allocation cannot be resolved through such negotiations, it shall be submitted to the FERC for resolution.

        5.14.3 If one or more third parties are to use Afton Switching Station in accordance with this Article 5.14 and the Operating Agent determines that, as a result, Good Utility Practice requires that modifications be made to the Interconnected Facilities, the Operating Agent must comply with notification and scheduling provisions of Article 5.15. In no event shall Generator be responsible for the costs of any such modifications.

        5.14.4 If it is determined by the FERC or any Governmental Authority that any costs associated with the design, engineering, construction, procurement, or installation of any of the EPE Interconnection Facilities or Interconnection System Upgrades paid for by Generator pursuant to this Agreement are not Generator's responsibility, EPE shall refund to Generator, no later than sixty (60) days after the determination by FERC or any Governmental Authority, that portion of the costs paid by Generator that are included in the transmission revenue requirement or were paid by Generator and that have not been reflected in credits, if any, against the cost of transmission service from the Facility, with interest at the Interest Rate.

5.15 Interconnected Facilities and Facility Additions, Modifications or Replacements.

        5.15.1  EPE Interconnection Facilities and EPE Transmission System.

                     (a)   Any additions to, modifications to, or
                           replacements of the EPE Interconnection
                           Facilities must be constructed and operated in accordance with Good Utility Practice. If such additions, modifications, or replacements made after the Operation Date will likely cause a material adverse effect on Generator's operation of the Facility, the Operating Agent will, except in cases of Emergency, provide a minimum of thirty (30) days' advance written notice to Generator prior to undertaking such additions, modifications, or replacements. In the written notice, the Operating Agent must advise Generator when such additions, modifications or replacements are expected to be made; the time period expected to be required to complete such additions, modifications or replacements; and whether, if known, such additions, modifications or replacements are expected to interrupt or curtail the flow of electricity from the Facility. The Parties shall mutually agree in advance upon a schedule for such additions, modifications or replacements, such agreement not to be unreasonably withheld or delayed.

                     (b)   Unless required by Applicable Laws and
                           Regulations, Generator shall not be responsible for the costs of any additions, modifications, or replacements made to the EPE Transmission System by EPE, in its sole discretion, after the Operation Date in order to facilitate (a) the

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Interconnection Agreement between         -20-                 EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico
                         interconnection of a third party or (b) the provision of transmission service to or for a third party. Generator shall, however, be responsible for all costs of any additions, modifications, or replacements made to the EPE Transmission System as a result of any additions, modifications, or replacements made by Generator to the Facility.

                    (c) If any additions, modifications, or replacements to the EPE Interconnection Facilities (other than those caused by additions, modifications, or replacements made by the Generator to the Facility) cause a material adverse effect on the Generator's Interconnection Facilities or the interconnection of the Facility (via Generator's Interconnection Facilities) to the EPE Transmission System at the Afton Switching Station, EPE shall be responsible, at its sole cost and expense, for all actions necessary to mitigate such effect on the interconnection ("Mitigation Actions") and, if necessary, to promptly and expeditiously re-establish the connection of the Facility (via Generator's Interconnection Facilities) with the EPE Transmission System at the Afton Switching Station, in accordance with Good Utility Practice and/or secure such services as are necessary to deliver the capacity and energy to the Interconnection Point in accordance with Good Utility Practice ("Reconnection Activities"); provided, however, that, if EPE is required by Applicable Laws and Regulations or the RTO (if applicable) to undertake such additions, modifications, or replacements, EPE shall not be required to undertake any Mitigation Action or Reconnection Activity.

     5.15.2 Generator's Interconnection Facilities and Facility. Except for changes deemed by the Operating Agent to be necessary to ensure the protection and safety of a Party's personnel and the safety and reliability of a Party's property, Generator shall not be required to make any modifications to the Facility or Generator's Interconnection Facilities unless such change is consistent with Good Utility Practice and required (i) as a result of a change in the Facility or (ii) as a result of a change on the EPE Transmission System which is required by Good Utility Practice. Generator shall not be responsible for the cost of any such modifications and the cost of operating and maintaining such modifications unless required by Applicable Laws and Regulations or such modifications are required as a result of a change in the Facility made by Generator.


                                   Article VI
                       ACCEPTANCE AND PERFORMANCE TESTING
                            AND COMPLIANCE MONITORING

6.1  Responsibility for Testing.

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Interconnection Agreement between        -21-                  EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

     6.1.1 Prior to the Operation Date, Generator shall perform all testing of the Facility and Generator's Interconnection Facilities required by the RTO (if applicable), NERC and WSCC. EPE or the Operating Agent, as applicable, may require Generator to perform additional testing whenever EPE or the Operating Agent reasonably determines that such additional testing is required for reliability reasons. All testing shall be successfully completed before the Operation Date. Testing subsequent to the Operation Date shall be performed in compliance with the frequency requirements of NERC, WSCC, and the RTO (if applicable) and any other reliability requirements of any other organization/entity with responsibility for electricity and whose requirements Generator is obligated to follow. All such tests shall be performed to the specifications of NERC, WSCC, the RTO (if applicable), or any other specifications required by new or other reliability organizations with responsibility for electricity and whose requirements Generator is obligated to follow. Generator shall inform EPE or the Operating Agent, as applicable, in advance (whenever possible, a minimum of five (5) Business Days) when such tests are scheduled to occur, and EPE shall have the right to have representatives observe and monitor such tests. The cost of all such testing shall be borne by Generator.

     6.1.2 Prior to the Operation Date, EPE or the Operating Agent, as applicable, shall perform all testing of the EPE Interconnection Facilities and the Interconnection System Upgrades on the EPE Transmission System required by NERC, WSCC and the RTO (if applicable). All testing shall be successfully completed before the Operation Date. After the Operation Date, the Operating Agent and EPE shall test their facilities at their own expense (or, in the case of the Operating Agent, the EPE Interconnection Facilities at the expense of EPE) in accordance with Good Utility Practice. Generator shall have the right, upon five (5) Business Days' advance written notice to the Operating Agent or EPE to require additional testing of such entity's facilities, at Generator's expense, if Generator reasonably believes that such entity's facilities are causing a material adverse effect on the operation of the Facility or Generator's Interconnection Facilities, or as may be otherwise prudent in accordance with Good Utility Practice, and shall have the right to be present during such tests.

6.2 Responsibility for Modifications Following Testing. Based upon the pre-operational testing, Generator is responsible for making any modifications necessary to ensure the safe and reliable operation of Generator's Interconnection Facilities and the EPE Interconnection Facilities in accordance with Good Utility Practice; EPE is responsible for making any modifications necessary to ensure the safe and reliable operation of the Interconnection System Upgrades on the EPE Transmission System and the Protective Equipment on the EPE Transmission System, in accordance with Good Utility Practice. The costs of all such modifications are to be borne by Generator, except to the extent the modifications are required as a result of the sole negligence or willful misconduct of EPE, or any Agent of EPE.

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Interconnection Agreement between        -22-                  EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

6.3 Documentation of Results to EPE or the Operating Agent. Generator shall provide EPE or the Operating Agent, as applicable, with necessary documentation of all test results for all tests performed pursuant to
     Article 6.1.1. The documentation shall be, at a minimum, that required to conform with any RTO, NERC or WSCC requirements.

6.4 Facility Certification. Generator shall comply with any facility certification requirements of NERC, WSCC, and the RTO (if applicable).

6.5 Transmission Service During Testing. Generator has sole responsibility to make necessary arrangements under the EPE OATT to procure any transmission service over the EPE Transmission System that may be required to accommodate the testing procedures of the Facility.

6.6 EPE Inspection Rights. EPE (which, for the purposes of this Article 6.6, shall be deemed to include the Operating Agent) shall have the right, but shall have no obligation or responsibility, to: (a) observe Generator's tests and/or inspection of any of Generator's Protective Equipment; (b) review the settings of Generator's Protective Equipment; and (c) review Generator's maintenance records relative to the Generator's Protective Equipment. EPE may exercise the foregoing rights from time to time as it deems necessary upon five (5) Business Days' written notice to Generator. However, the exercise or non-exercise by EPE of any of the foregoing rights of observation, review or inspection shall be construed neither as an endorsement or confirmation of any aspect, feature, element, or condition of the Facility or Generator's Protective Equipment or the operation thereof, nor as a warranty as to the fitness, safety, durability, or reliability of same.

6.7 Generator Inspection Rights. Generator, upon five (5) Business Days' advance written notice to the Operating Agent has the right, but not the obligation, to inspect or observe the operation and maintenance activities, equipment tests, installation, construction, or other modifications to the EPE Interconnection Facilities which could cause a material adverse effect on Generator's operations. However, the exercise or non-exercise by Generator of any of the foregoing rights of observation, review or inspection shall be construed neither as an endorsement or confirmation of any aspect, feature, element, or condition of the EPE Interconnection Facilities or the operation thereof, nor as a warranty as to the fitness, safety, durability, or reliability of same.

6.8 EPE's Reviews, Inspections, and Approvals. EPE's or Operating Agent's review, inspection, and approval, related to the Generator's Interconnection Facilities and EPE's Interconnection Facilities required under this Agreement shall not be unreasonably withheld or delayed, and will be limited to the purpose of ensuring the safety, reliability, protection and control of the Afton Switching Station and the EPE Transmission System.

                                  Article VII
                   INTERCONNECTION FACILITY COSTS AND BILLING

7.1  Interconnection Construction Completion and Cost.

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Interconnection Agreement between        -23-                  EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

     7.1.1 Notification of Delay. If any event occurs that will materially affect the time for completion of the Interconnection System Upgrades on the EPE Transmission System or the Protective Equipment on the EPE Transmission System, or the ability to complete them, EPE shall, within five (5) Business Days of its knowledge of any such event, notify Generator. In such circumstances, EPE shall, within ten (10) Business Days of notifying Generator of such an event and corresponding delay, convene a technical meeting with Generator to evaluate the alternatives available to Generator. EPE also shall make available to Generator all studies and work papers related to the event and corresponding delay, including all information that is in EPE's possession that is reasonably needed by Generator to evaluate alternatives.

     7.1.2 Cost Estimate. While, pursuant to Article 5.4.5, EPE agrees to provide Generator with its best estimate of the cost required to construct and install the Interconnection System Upgrades and the Protective Equipment on the EPE Transmission System, as described in Appendix B, such estimate shall not be binding. Generator has the right to approve any deviation in the scope of the work shown in Appendix B if such deviation would result in an estimated increase of ten percent (10%) or more over the cost shown in Appendix B. The actual cost of the Interconnection System Upgrades and the Protective Equipment shall be incurred in accordance with Good Utility Practice.

     7.1.3 Audit of Cost. Generator shall have the right to receive such cost information as is reasonably necessary to verify the cost of the Interconnection System Upgrades and the Protective Equipment on the EPE Transmission System and EPE's activities associated with the EPE Interconnection Facilities and that such cost was incurred in accordance with Good Utility Practice. Generator shall have the right to audit (a) EPE's accounts and records pertaining to the Interconnection System Upgrades and the Protective Equipment on the EPE Transmission System and EPE's activities associated with the EPE Interconnection Facilities at the offices where such accounts and records are maintained, provided at least seven (7) Business Days' notice is given prior to any audit, and provided further that the audit shall be limited to those portions of such accounts and records that relate to services provided under this Agreement. Costs billed pursuant to this Agreement for the design, engineering, procurement of equipment, and construction of the Interconnection System Upgrades and the Protective Equipment on the EPE Transmission System and the review and approval of the EPE Interconnection Facilities shall be subject to audit for a period of one (1) year following issuance of a final cost invoice in accordance with
            Article 7.2.2. All other costs billed pursuant to this Agreement shall be subject to audit for a period of one (1) year after the date the bill was rendered. EPE shall keep records and data related to all costs billed under this Agreement for a period equivalent to the audit periods described in this Article 7.1.3.

7.2  Invoices and Payments.

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Interconnection Agreement between        -24-                  EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

     7.2.1 Monthly Statements. EPE shall render to Generator monthly statements for EPE's costs for review and approval activities for the EPE Interconnection Facilities, and EPE's costs for the Interconnection System Upgrades on the EPE Transmission System and the Protective Equipment on the EPE Transmission System by certified mail, facsimile or other acceptable means conforming to the provisions of
            Article 30.9. Such statements shall set forth in reasonable detail any costs incurred by or on behalf of EPE or other charges or amounts payable by Generator under the terms of this Agreement for the period covered thereby in connection with the EPE Interconnection Facilities, the Protective Equipment, and Interconnection System Upgrades. Generator shall make payment of the amount shown to be due to EPE by wire transfer to an account specified by EPE not later than the thirtieth (30th) day after receipt of the statement, unless such day is not a Business Day, in which case Generator shall make payment on the next Business Day. All such payments shall be deemed to be made when said wire transfer is received by EPE. Overdue payments shall accrue interest daily at the then-current Interest Rate from the due date of such unpaid amount until the date paid.

     7.2.2 Invoice of Final Cost. Within nine (9) months after completion of the construction of the EPE Interconnection Facilities, Interconnection System Upgrades on the EPE Transmission System, and the Protective Equipment on the EPE Transmission System, EPE shall provide an invoice of the final costs associated with EPE's review and approval of the EPE Interconnection Facilities and final costs of the Interconnection System Upgrades and the Protective Equipment on the EPE Transmission System and the net amount due, if any, from Generator allowing for any payments made by Generator pursuant to this Agreement. The final cost invoice shall set forth in reasonable detail the actual costs incurred by or on behalf of EPE in reviewing, approving, designing, procuring, constructing, installing and testing the EPE Interconnection Facilities, the Protective Equipment, and Interconnection System Upgrades, and shall set forth such costs in sufficient detail to enable Generator to compare the actual costs with the estimates and to ascertain deviations, if any, from the cost estimates. Generator shall reimburse EPE for the amount of such invoice within thirty (30) days after receipt of such invoice, unless such day is not a Business Day, in which case Generator shall make payment on the next Business Day. To the extent that the estimated costs for the Interconnection System Upgrades and the Protective Equipment on the EPE Transmission System already paid by Generator exceed the final, actual costs that Generator is obligated to pay hereunder for Interconnection System Upgrades and the Protective Equipment on the EPE Transmission System, EPE shall refund to Generator an amount equal to the difference within thirty
            (30) days of the issuance of the invoice of the final cost.

     7.2.3 Failure of Payment. In the event Generator fails, for any reason other than a billing dispute as described below, to make payment to EPE on or before the due date as described above, an event of breach by Generator shall be deemed to exist under Article 22.2(a). In the event of a billing dispute between EPE and Generator, EPE shall continue to perform its responsibilities under this Agreement and Generator

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Interconnection Agreement between        -25-                  EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico
                shall not be deemed to have committed an event of breach under
                Article 22.2(a), as long as Generator (a) continues to make all payments not in dispute, and (b) upon request of EPE, pays into an independent escrow account the portion of the invoice in dispute, pending resolution of such dispute.

        7.2.4 Billing Disputes. Generator may, in good faith, challenge the correctness of any bill rendered under this Agreement for the design, engineering, procurement, and construction of the Interconnection System Upgrades and the Protective Equipment on the EPE Transmission System and for the review and approval of the EPE Interconnection Facilities no later than one (1) year following the issuance of a final cost invoice in accordance with Article 7.2.2. Generator may, in good faith, challenge the correctness of any other bill rendered under this Agreement no later than one (1) year after the date the bill was rendered. In the event that Generator challenges a bill or a portion prior to date on which payment is due for such bill, Generator shall nonetheless pay the portion of the bill that is not disputed when due, with notice given to the entity that rendered the bill at that time. Any challenge to a bill shall be in writing and shall state the specific basis for such challenge. If it is subsequently agreed or determined under Article XXIX that an adjustment is appropriate, such adjustment shall be made in accordance with Article 7.3.

7.3 Adjustments. In the event adjustments or corrections to monthly statements are required as a result of errors in computation or billing, the entity that rendered the monthly statement shall promptly recompute amounts due hereunder and otherwise correct any errors in such statements. If the total amount, as recomputed, due from Generator is less than the total amount due as previously computed, and payment of the previously computed amount has been made to EPE, EPE shall pay the difference to Generator within thirty (30) days after correction of the erroneous invoice(s), together with interest at the Interest Rate. If the total amount, as recomputed, due from Generator is more than the total amount due as previously computed, and payment of the previously computed amount has been made to EPE, EPE shall invoice the difference to Generator according to the terms of Article 7.2; provided, however, that no adjustment for any statement or payment will be made unless objection to the accuracy thereof was made within the time frames described in Article 7.2.4; and provided further that this Article 7.3 will survive any termination of the Agreement for a period of one (1) year from the date of such termination for the purpose of such statement and payment objections.

7.4 Payment Not a Waiver. Payment of invoices by Generator shall not constitute a waiver of any rights or claims Generator may have under this Agreement.

7.5 Income Taxes. Generator shall be solely responsible for and shall indemnify and hold harmless EPE from any income taxes imposed upon EPE with respect to any payments or asset transfers by Generator to EPE, including any related payment for income taxes (or loss of tax benefits) by EPE based on Generator's tax payment (gross up), or any payment or contribution of property made by Generator for any upgrade, modification, addition or other capital improvement, not owned by Generator but required by Generator's interconnection

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Interconnection Agreement between        -26-                  EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico
        at Afton Switching Station or any of EPE's related facilities. EPE shall bill Generator for and Generator shall pay such taxes pursuant to
        Article 7.2.1 herein. For purposes of this Article 7.5, Generator's liability under this Article 7.5 shall be calculated on a fully grossed-up basis by taking into account EPE's Federal and state composite tax rate at the time of the payments or property transfers based on the highest marginal rates in effect at that time, and the present value of all tax depreciation deductions to which EPE is entitled over the life of the capital improvements and/or assets acquired from such contributions by Generator, based on a discount rate of 8.00%.

        To the extent that any legislative change or other administrative ruling, decision, announcement, notice, or clarification by the IRS or other Governmental Authority subsequent to the Effective Date makes it reasonably clear that EPE, determined in EPE's reasonable discretion, is not responsible for any portion of the taxes referenced above for the tax years in issue, EPE shall promptly refund to Generator any amounts paid by Generator pursuant to this Article 7.5, with respect to any payment or transfer which is determined to be non-taxable taking into consideration a proportionate allocation of EPE's depreciation deductions. As a condition of such reimbursement, Generator shall provide EPE, if EPE so requests, a written notice with a detailed explanation of such changes and an opinion from a nationally recognized tax consultant. EPE shall not be required to refund interest on any amounts reimbursed to Generator hereof.

        If Generator requests a refund of any amounts paid to EPE under this
        Section 7.5, then EPE shall have the right to file with the IRS a request for a private letter ruling at the Generator's sole cost and expense prior to refunding any amounts. Generator shall reasonably cooperate with EPE in filing and pursuing such request for a private letter ruling. In addition, Generator shall indemnify EPE for any breach of representations in the request for a private letter ruling and for any amounts refunded by EPE to Generator, which are later determined to be taxable to EPE under this Section 7.5.

        EPE's tax reimbursement obligation herein shall terminate at the expiration of the applicable Federal or state statute of limitations, including any extensions thereof if made, for the taxable year that includes the date of the last payment made by Generator under this
        Article 7.5 of this Agreement.

        For purposes of this Section 7.5, all references to the IRS shall include applicable state revenue authorities applicable to EPE.

                                  Article VIII
                                   OPERATIONS

8.1 General. With respect to their performance under this Agreement, the Operating Agent, EPE, and Generator shall comply with all applicable manuals, standards, and guidelines of NERC, WSCC, RTO (if applicable), or any successor agency.

8.2 Obligations of Operating Agent. Operating Agent shall operate and control the EPE Transmission System, including the EPE Interconnection Facilities, (a) in a safe and reliable

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Interconnection Agreement between        -27-                  EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico
        manner, (b) in accordance with Good Utility Practice, and (c) in accordance with the terms and conditions of this Agreement. In the event of any conflict between the terms and conditions of this Agreement and applicable planning, operational, and/or reliability criteria, protocols, and directives of the RTO (if applicable), NERC and WSCC, the applicable planning, operational, and/or reliability criteria, protocols, and directives of the RTO (if applicable), NERC and WSCC shall govern.

8.3     Obligations of Generator.

        8.3.1 Synchronization. Generator shall assume all responsibility and cost for properly synchronizing the Facility for operation with the EPE Transmission System. Synchronizing of generation will be coordinated with the Operating Agent's SOCC.

        8.3.2 Operation and Control. Generator shall operate and control the Facility and Generator's Interconnection Facilities (a) in a safe and reliable manner, (b) in accordance with Good Utility Practice, and (c) in accordance with the terms and conditions of this Agreement. In the event of any conflict between the terms and conditions of this Agreement and applicable planning, operational, and/or reliability criteria, protocols, and directives of the RTO (if applicable), NERC and WSCC, the applicable planning, operational, and/or reliability criteria, protocols, and directives of the RTO (if applicable), NERC and WSCC shall govern.

        8.3.3 Control Area Requirements. Nothing in this Agreement should be construed as creating any obligation that Generator operate the Facility as part of the EPE Control Area. If the Facility is not operated as part of the EPE Control Area, in no event shall this Agreement prohibit, prevent, or otherwise limit the ability of Generator to operate the Facility in accordance with the requirements of the control area of which it is part, and the Parties shall negotiate in good faith to amend this Agreement as necessary or appropriate.

8.4     Reliability Criteria

        8.4.1 Power System Stabilizers (PSS). Generator shall install and operate PSS on generators in accordance with the WSCC criteria, the RMS criteria and any other requirement that the Operating Agent is obligated to follow.

        8.4.2 Automatic Voltage Regulation (AVR). Generator shall install and operate AVR in accordance with all requirements of WSCC, the RMS criteria and any other requirement that the Operating Agent is obligated to follow. Each interconnected unit shall have AVR and such AVR shall be tuned in accordance with Institute of Electronics and Electrical Engineers ("IEEE") standard 421 or its successor. Voltage regulator controls and limit functions (such as over- and under-excitation and volts/hertz limiters) shall coordinate with the Facility's generator's short duration capabilities and protective relays. AVRs must be continuously acting solid state analog or digital. Tuning shall be in accordance with the WSCC criteria and

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Interconnection Agreement between        -28-                  EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico
                standards. Tuning results shall be included in commissioning test reports provided to the Operating Agent or EPE, as applicable.

        8.4.3 Governors. Generator shall operate all governors in accordance with requirements of NERC and the WSCC, including any requirements for Governor Droop settings. To provide equitable and coordinated system response to load/generation imbalances, governors shall not be blocked or operated with excessive dead-bands.

8.5 Quality of Power. Generator shall ensure that the Facility's quality of power at the Interconnected Facilities adheres to the standards set by NERC, WSCC, the RTO (if applicable) and the American National Standards Institute ("ANSI"). In turn, the Operating Agent shall ensure that quality of power at the Interconnected Facilities adheres to the standards set by NERC, WSCC, the RTO (if applicable) and ANSI. To the extent that the Operating Agent determines that the Afton Switching Station is adversely affected by flicker or harmonic distortion caused by Generator, or EPE determines that the EPE Transmission System is adversely affected by flicker or harmonic distortion caused by Generator, Generator shall take the necessary actions to resolve the problem promptly upon notice from the Operating Agent or EPE. If such actions taken by Generator do not resolve the problem, the Operating Agent shall notify Generator of the continuing problem and may curtail, interrupt or reduce deliveries of electricity, or disconnect the Facility from the EPE Transmission System at the Afton Switching Station, in accordance with Good Utility Practice until the problem is resolved to the satisfaction of the Operating Agent or EPE, as the case may be.

8.6     Protection and System Quality.

        8.6.1 Facilities. Generator shall, at its expense, install, maintain, and operate Protective Equipment at the Facility, including such protective and regulating devices as are required by the RTO (if applicable), NERC, WSCC, or by order, rule or regulation of any Governmental Authority or as are otherwise necessary to protect personnel and equipment and to minimize adverse effects to the Afton Switching Station and EPE's electric system arising from the Facility. Any such Protective Equipment that may be required at the Afton Switching Station or the EPE Transmission System in connection with the operation of the Facility and in accordance with Good Utility Practice shall be installed by EPE at Generator's expense.

        8.6.2 Protective Equipment. Generator agrees that Protective Equipment must be installed to:

                     (a) ensure safety of the general public, and personnel of EPE (including in its capacity as Operating Agent), and Generator;

                     (b) minimize damage to the Afton Switching Station property and to the property of the general public, EPE and its customers;

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Interconnection Agreement between        -29-                  EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

                     (c) minimize adverse operating conditions at the Afton Switching Station and on the EPE Transmission System; and

                     (d) permit Generator to operate the Facility in parallel with the EPE Transmission System in a safe and efficient manner.

                The necessary Protective Equipment will be installed in accordance with Articles 5.3.2 and 5.4.3.

8.7 Adjustments. The Operating Agent may require Generator to adjust the real power output or reactive power from the Facility only for purposes of Emergency or Abnormal Conditions. The Operating Agent may not, unless the Generator and Operating Agent agree in writing, require Generator to make such adjustments based on economic considerations.

8.8     Switching and Tagging Procedures.

        8.8.1 Compliance with Procedures. The Parties shall abide by the Operating Agent's switching and tagging rules as the Operating Agent may modify them from time to time with respect to activities at the Interconnected Facilities, including the Afton Switching Station, and mutually agreed to activities within the Facility. The Operating Agent shall notify Generator in advance of the Operating Agent's switching and tagging rules and any amendments thereto. Generator shall ensure its personnel are trained and knowledgeable regarding the Operating Agent's switching and tagging rules and grounding and isolation procedures.

        8.8.2 Reclosing. Generator acknowledges that following an electric disturbance, certain equipment at the Afton Switching Station may reclose in accordance with Good Utility Practice. The Operating Agent will provide Generator notice, as far in advance of implementation as is reasonably practical, of the reclosing practices of the EPE Interconnection Facilities including the Afton Switching Station. The Operating Agent shall provide Generator all data needed to study the effect of proposed changes to such reclosing practices and allow a reasonable time period, not to exceed 120 calendar days, for modification of Generator's Protective Equipment if necessary. To the extent practicable, Operating Agent will cooperate with Generator to establish or modify the reclosing angle settings of the Operating Agent's reclosing operations to minimize the impact such operations will have on the Afton Switching Station, the EPE Transmission System and the Facility.

                Generator shall have sole responsibility for protecting the Facility, Generator's Interconnection Facilities and related equipment from any damage resulting from such reclosure. To the extent not prohibited by Applicable Laws and Regulations, Generator hereby indemnifies and agrees to hold harmless EPE, the Operating Agent, and their Agents for, against and from any and all losses, damages, costs and expenses caused by, resulting from or arising out of (a) any damage to the Facility, Generator's Interconnection Facilities or related equipment to the extent caused by, resulting from, or arising out of any such reclosure and (b) death of or injury to any

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Interconnection Agreement between        -30-                  EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico
          person to the extent caused by, resulting from, or arising out of any impact or effect of such reclosure upon the Facility, Generator's Interconnection Facilities, and/or any related equipment.

          If, for any reason, the Facility is disconnected from the EPE Transmission System at the Afton Switching Station (by electric disturbance, line switching, or otherwise), Operating Agent shall cause the switching device connecting the Facility to the EPE Transmission System at the Afton Switching Station to become and remain open and not reclose until the Operating Agent approves the reclosure.

8.9 General Orders. Each Party shall comply with the Operating Agent's General Orders, in existence on the Effective Date and as may be modified from time to time, in the operation of the Interconnected Facilities and the Facility. The Operating Agent shall provide a written copy of its General Orders upon request of Generator and thereafter notify Generator of any modifications in the Operating Agent's General Orders at least ten (10) days prior to the effective date of any such modifications.

8.10 Generation Alert. The Operating Agent shall issue generation alerts when it determines that the loss of a generating unit may create a system disturbance. When advised by the Operating Agent, Generator shall exercise Due Diligence to suspend non-essential maintenance and operational activities that could lead to the loss of the Facility during the alerts.

                                   Article IX

                          RELIABILITY MANAGEMENT SYSTEM

9.1 Purpose. In order to maintain the reliable operation of the transmission grid, the WSCC Reliability Criteria Agreement sets forth reliability criteria adopted by the WSCC with which Generator and EPE shall comply.

9.2 Compliance. Generator shall comply with the requirements of the WSCC Reliability Criteria Agreement, including the applicable WSCC reliability criteria set forth in Section IV of Annex A thereof, and, in the event of failure to comply, agrees to be subject to the sanctions applicable to such failure. Such sanctions shall be assessed pursuant to the procedures contained in the WSCC Reliability Criteria Agreement.

9.3 Participant Status. Each of the pertinent provisions of the WSCC Reliability Criteria Agreement is hereby incorporated by reference into this Article IX as though fully set forth herein, and Generator shall for all purposes be considered a "Participant," as defined in the WSCC Reliability Agreement, and shall be entitled to all of the rights and privileges and subject to all of the obligations of a Participant under and in connection with the WSCC Reliability Criteria Agreement, including the rights, privileges, and obligations set forth in Sections 5, 6, and 10 of the WSCC Reliability Criteria Agreement.

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Interconnection Agreement between             -31-             EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

9.4 Payment of Sanctions. Generator shall be responsible for reimbursing EPE for any monetary sanctions assessed against EPE, to the extent determined to be attributable to the action or inaction of Generator, by WSCC pursuant to the WSCC Reliability Criteria Agreement. Generator shall also be responsible for payment of any monetary sanction assessed against Generator by WSCC pursuant to the WSCC Reliability Criteria Agreement.

9.5 Transfer of Control or Sale of Facility. In any sale or transfer of control of the Facility or any portion thereof, Generator shall, as a condition of such sale or transfer of control, require the acquiring party or transferee with respect to the transferred Facility either to assume the obligations of the Generator with respect to this Agreement or to enter into an agreement with EPE imposing on the acquiring party or transferee the same obligations applicable to Generator pursuant to this Article IX.

9.6 Failure to Comply with RMS. In the event Generator fails to comply with the requirements of the WSCC Reliability Criteria Agreement incorporated herein and, in the opinion of EPE, endangers the safety or reliability of the Afton Switching Station, or the EPE Transmission System, EPE shall have the right, subject to any necessary regulatory approval, to direct the Operating Agent to disconnect the Facility from the EPE Transmission System at the Afton Switching Station, and EPE and the Operating Agent shall have no liability for any damages incurred by Generator or the Facility as a result of such disconnection. Prior to any proposed disconnection, the Operating Committee shall meet and the Operating Agent shall advise the members of the Operating Committee regarding the reasons for the proposed disconnection.

9.7 Publication. Generator consents to the release by the WSCC of information related to Generator's compliance with this Agreement only in accordance with the WSCC Reliability Criteria Agreement.

9.8 Third Parties. Except for the rights and obligations between the WSCC and Generator specified in this Article IX, this Article IX creates contractual rights and obligations solely between the Parties. Nothing in this Article IX shall create, as between the Parties or with respect to the WSCC: (a) any obligation or liability whatsoever (other than as expressly provided in this Article IX) or (b) any duty or standard of care whatsoever. In addition, nothing in this Article IX shall create any duty, liability, or standard of care whatsoever as to any other party. Except for the rights, as a third-party beneficiary under this Article IX of the WSCC against Generator, no third party shall have any rights whatsoever with respect to enforcement of any provision of this Article IX. The Parties expressly intend that the WSCC is a third-party beneficiary to this Article IX and the WSCC shall have the right to seek to enforce against Generator any provision of this Article IX, provided that specific performance shall be the sole remedy available to the WSCC pursuant to Article IX and Generator shall not be liable to the WSCC pursuant to this Article IX for damages of any kind whatsoever (other than the payment of sanctions to the WSCC, if so construed), whether direct, compensatory, special, indirect, consequential, or punitive.

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Interconnection Agreement between             -32-             EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

9.9 Reserved Rights. Nothing in the RMS or the WSCC Reliability Criteria Agreement shall limit the right of EPE, subject to any necessary regulatory approvals, to take such other actions to maintain reliability, subject to any necessary regulatory approval, including disconnection, which EPE may otherwise be entitled to take.

9.10 Termination. The Generator may terminate its obligations pursuant to this
     Article IX: (a) if after the effective date of this Agreement, the requirements of the WSCC Reliability Criteria Agreement applicable to Generator are amended so as to adversely affect the Generator, provided that Generator gives fifteen (15) days' notice of such termination to EPE and the WSCC within forty-five (45) days of the date of issuance of a FERC order accepting such amendment for filing, provided further that the forty-five (45) day period within which notice of termination is required may be extended by the Generator for an additional forty-five (45) days if the Generator gives written notice to EPE of such requested extension within the initial forty-five (45) day period; or (b) for any reason on one
     (1) year's written notice to EPE and the WSCC.

9.11 Mutual Agreement. This Article IX may be terminated at any time by mutual agreement of Generator and EPE.


9.12 Severability. If one or more provisions of this Article IX shall be invalid, illegal or unenforceable in any respect, it shall be given effect to the extent permitted by Applicable Laws and Regulations, and such invalidity, illegality or unenforceability shall not affect the validity of the other provisions of this Article IX.

                                   Article X
                                 REACTIVE POWER

10.1 Obligation to Supply Reactive Power. Generator shall supply reactive power to the transmission grid in accordance with Good Utility Practice, and shall respond to requests from the Operating Agent to increase or decrease generator output voltage in a manner consistent with Generator's obligation to operate the Facility, provided such requests are consistent with Good Utility Practice and are made in order to maintain reactive area support. The Facility shall operate in accordance with the reactive power requirements as set forth in this Agreement; provided, however, that such amount shall not exceed the amount available from the Facility's equipment in service.

10.2 Compensation. The Operating Agent shall compensate Generator for generating or absorbing reactive power at the specific request of the Operating Agent outside the power factor design limitation minimum requirement specified in
     Article 10.3.1. The Operating Agent shall also compensate Generator for start-up costs and real power costs if reactive support is requested by the Operating Agent when the Facility is off-line. Such compensation shall be in accordance with any applicable FERC tariff or rate schedule filed by Generator and accepted for filing by FERC. The Operating Agent and EPE reserve the right to oppose any tariff or rate schedule filed by Generator with FERC.

10.3 Reactive Power Standards.

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Interconnection Agreement between             -33-            EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

     10.3.1 Composite Power Delivery. The Facility power factor design limitation minimum requirement shall be a reactive power capability sufficient to provide a composite power delivery at the Interconnection Point at a power factor between 95% lagging and 95% leading. Under normal real-time operating conditions, Generator shall operate the Facility to maintain a voltage schedule at the Interconnection Point as prescribed by the Operating Agent within the Facility's power factor design limitation minimum requirement, provided such schedule is consistent with Good Utility Practice, and necessary to maintain reactive support on the transmission grid. In the event that the voltage schedule at the Interconnection Point cannot be or is not maintained within such requirement, the Operating Agent may request that the Facility be operated (within the design limitations of the equipment in service at that time) up to the maximum available reactive power output (measured in mega-volt ampere reactance ("MVAR")) in order to achieve the prescribed voltage schedule; provided, however, that the Operating Agent has equitably coordinated such requests with other generating facilities and other reactive power compensation resources in the affected area in order to achieve the prescribed voltage schedule. Generator shall promptly comply with all such requests made by the Operating Agent and shall be compensated as provided for in Article 10.2.

     10.3.2 Compliance. In the event that under normal transmission system operating conditions, the Facility is unable to consistently maintain a reactive power capability within the power factor design limitation minimum requirement, Generator shall take appropriate actions to comply with such standards, including, if necessary, the installation of static and/or dynamic reactive power compensating devices.

     10.3.3 Records. Records of requests made to Generator by the Operating Agent, and records indicating actual responses to such requests, shall be maintained by the Operating Agent and subject to a third party independent audit at Generator's request and expense. Any request for an audit by Generator shall be made in accordance with the second sentence of Article 7.1.3.

10.4 Failure to Supply Reactive Power. To the extent that Generator fails to operate the Facility in accordance with this Article X and Generator has not taken any action pursuant to Article 10.3.2, the Operating Agent may, after three (3) days' notice to Generator, take any necessary actions to remedy Generator's default, at Generator's expense, including requiring the installation of capacitor banks or other reactive compensation equipment required to ensure the proper voltage or reactive power supply at the Facility.

                                   Article XI
                   OUTAGES, INTERRUPTIONS, AND DISCONNECTIONS

11.1 Outage Scheduling. On or before January 1st of each year, or such other date mutually acceptable to the Operating Agent and Generator, each of the foregoing shall, subject to Article 3.7, provide to the other a non-binding preliminary maintenance schedule for the upcoming calendar year for the EPE Interconnection Facilities, including the Afton Switching Station, and Facility. The Operating Agent and Generator shall, subject to

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Interconnection Agreement between             -34-            EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

     Article 3.7, each provide the other with timely non-binding updates to such schedules to reflect any significant changes.

11.2 Scheduled Maintenance and Coordination. To the extent practicable, the Operating Agent shall schedule any testing, shutdown, or withdrawal of the EPE Interconnection Facilities, including the Afton Switching Station, to coincide with Generator's scheduled outages or, if not possible, during times acceptable to the Generator. The Operating Agent shall, subject to
     Article 3.7, notify Generator in advance of any such testing, shutdown, or withdrawal of facilities and the schedule for maintenance as well as any changes in the schedule. The Operating Agent shall restore the EPE Interconnection Facilities, including the Afton Switching Station, to service as quickly as possible in accordance with Good Utility Practice.

11.3 Other Maintenance and Coordination.

     11.3.1 To the extent that Generator desires EPE or the Operating Agent to perform maintenance during a time period other than a scheduled outage, EPE and the Operating Agent shall use Commercially Reasonable Efforts to meet Generator's request; provided, however, that such maintenance will not have a material adverse economic impact upon EPE or the customers of the EPE Transmission System. If EPE determines, in the exercise of its reasonable judgment, that Generator's request would have a material adverse economic impact upon EPE or the customers of the EPE Transmission System, but Generator is willing to reimburse EPE for any costs incurred by it, EPE shall use Commercially Reasonable Efforts to comply with Generator's request.

     11.3.2 The Operating Agent agrees to perform any maintenance upon the Interconnected Facilities requested by Generator, provided that such maintenance is consistent with Good Utility Practice. The Operating Agent will notify Generator in advance of undertaking such maintenance as to the work expected to be done and an estimate of the expected cost. Generator reserves the right to withdraw such request any time prior to the commencement of such maintenance, provided Generator shall pay all costs resulting from the scheduling and cancellation of such maintenance, including penalties and non-refundable expenses.

11.4 Unplanned Outages. In the event of an unplanned outage of a Party's facility (including the Facility) that adversely affects the other Party's facilities, the Party that owns or controls the facility that is out of service shall use Commercially Reasonable Efforts to promptly restore that facility to service in accordance with Good Utility Practice and, subject to Article 3.7, to promptly notify the other Party as to the expected duration of the unplanned outage and, to the extent known, the reason therefor.

11.5 Disconnection.

     11.5.1 Disconnection during Underfrequency Load Shed Event. The Parties shall at all times comply with NERC, WSCC, and RTO (if applicable) requirements. NERC

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Interconnection Agreement between             -35-             EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico
               planning criteria require the interconnected WSCC Grid frequency be maintained between 59.95 Hz and 60.05 Hz. WSCC has an off-nominal frequency program to which the EPE Transmission
               System adheres and all generators must also comply. In the event of an underfrequency system disturbance, the EPE Transmission System is designed to automatically activate a multi-tiered load shed program. Generator shall coordinate underfrequency relay set points for the Facility as determined by the Operating Committee, consistent with WSCC criteria.

     11.5.2 Disconnection after Agreement Terminates. Upon termination of this Agreement, the Operating Agent shall disconnect the Facility from the EPE Transmission System at the Afton Switching Station in accordance with the disconnection plan adopted pursuant to
               Article 23.4.

11.6 Continuity of Service. Notwithstanding any other provision of this Agreement, the Operating Agent shall not be obligated to accept, and the Operating Agent may require Generator to curtail, interrupt or reduce, delivery of energy if such delivery of energy impairs EPE's ability to construct, install, repair, replace or remove any of its equipment or any part of its system in a safe and reliable manner or if the Operating Agent determines that curtailment, interruption or reduction is necessary to prevent, mitigate, or remedy an Emergency or for any reason otherwise permitted by Applicable Laws and Regulations. The Parties shall coordinate, and if necessary negotiate in good faith, the timing of such curtailments, interruptions, or reductions with respect to maintenance, investigation or inspection of any of EPE's equipment or system consistent with the terms and conditions of this Agreement. Except in case of Emergency, in order not to interfere unreasonably with Generator's operations, the Operating Agent shall give Generator reasonable prior notice of any proposed curtailment, interruption or reduction, the reason(s) for its occurrence, and, if it is known, its expected duration. With respect to any curtailment, interruption or reduction permitted under this Article 11.6, the Operating Agent agrees that: (a) the curtailment, interruption, or reduction shall continue only for so long as reasonably necessary under Good Utility Practice; (b) when the curtailment, interruption, or reduction must be made under circumstances which do not allow for advance notice, the Operating Agent will notify Generator by telephone as soon as practicable of the reasons for the curtailment, interruption, or reduction and, if known, its expected duration; and c) Operating Agent will compensate Generator, except for reductions, interruptions or curtailments under the applicable OATT, pursuant to mutually agreed terms or pursuant to any applicable FERC-accepted tariff or rate schedule filed by Generator.

                                  Article XII
                   EMERGENCY AND ABNORMAL CONDITION PROCEDURES

12.1 Emergency. During an Emergency as declared by the Operating Agent, in its sole discretion and consistent with Good Utility Practice, or the Security Coordinator as appointed by WSCC for the Operating Agent's region, the Operating Agent has the sole discretion to direct Generator to increase or decrease real power production (measured in MW) and/or reactive power production (measured in MVAR), within the design and

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Interconnection Agreement between         -36-                 EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico
     operational limitations of the Facility equipment in service at the time. The Operating Agent shall have sole discretion, exercised in accordance with Good Utility Practice, to determine that: (a) the transmission grid security is threatened, and (b) any generator(s) connected to the transmission grid must increase or decrease real power and/or reactive power production. Generator shall follow the Operating Agent's orders and directives concerning Facility real power and/or reactive power output within the design limitations of the Facility's equipment in service at the time. The Operating Agent shall restore the transmission system conditions to normal as quickly as possible to alleviate any such Emergency. The Operating Agent shall reasonably allocate the responsibility to provide real power and/or reactive power support to the transmission system during an Emergency on an equitable, non-discriminatory basis with respect to all generating units and other reactive compensation resources available to the Operating Agent. The Operating Agent, or any other Party as applicable, will compensate Generator, for a change in real power output in compliance with Operating Agent's directive, except for reductions, interruptions or curtailment under the applicable OATT, pursuant to mutually agreed terms or pursuant to any applicable FERC-accepted tariff or rate schedule filed by Generator. The Operating Agent, or any other Party as applicable, will compensate Generator for a change in reactive power production pursuant to the terms and conditions of Article X.

12.2 Notice of Emergency. The Operating Agent shall provide Generator with prompt verbal or electronic notice of any Emergency which may reasonably be expected to affect Generator's operation of the Facility, and Generator shall provide the Operating Agent with prompt verbal notice of any generation equipment Emergency which may reasonably be expected to affect the Operating Agent's operations. Such verbal notification shall be followed within twenty-four (24) hours with written notification, which shall describe in reasonable detail the extent of the Emergency (including damage or deficiency), the anticipated length of the outage, and the corrective actions taken.

12.3 Immediate Action. In the event of an Emergency, the Party (either the Operating Agent or Generator) becoming aware of the Emergency may, in the exercise of its reasonable judgment and in accordance with Good Utility Practice, take such actions as are reasonable and necessary to prevent, avoid, or mitigate injury, danger, and loss, without liability to the other Party for its actions.

     12.3.1 In the event that Generator has identified an Emergency involving the transmission system, Generator shall obtain the consent of the Operating Agent before manually performing any switching operations unless, in Generator's reasonable judgment, exercised in accordance with Good Utility Practice, immediate action is required.

     12.3.2 Either the Operating Agent or Generator shall have the right to disconnect the Facility without prior notice or liability to the other Party if, in such Party's reasonable judgment and in accordance with Good Utility Practice, an Emergency exists and immediate disconnection is required to protect persons or property from damage caused by Generator's interconnection or lack of proper or properly operating protective devices. Prior to an Emergency, for purposes of this Article

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Interconnection Agreement between         -37-             EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

               12.3.2, the Operating Agent may deem protective devices to be operating improperly if the Operating Agent's review pursuant to
               Article XIII discloses insufficient maintenance on such devices or that maintenance records do not exist or are insufficient to establish that adequate maintenance on such devices has been performed, provided that the Operating Agent shall inform Generator, in writing following the Operating Agent's review, of such conclusions regarding maintenance of such devices and provide Generator a reasonable opportunity to demonstrate to the Operating Agent's satisfaction that adequate maintenance has been performed. The Party initiating the disconnection shall notify the other Party of such disconnection as soon as reasonably possible after the disconnection.

12.4 Disconnection of Facility in Event of Potential Emergency. If, at any time, the Operating Agent determines, in the exercise of its reasonable judgment and in accordance with Good Utility Practice, that the continued operation of the Facility would cause an Emergency, the Operating Agent may disconnect the Facility from the EPE Interconnection Facilities until such condition at the Facility giving rise to the potential Emergency ceases to exist. The Operating Agent shall not be liable to Generator for the Operating Agent's actions unless such action constitutes willful misconduct on the part of the Operating Agent.

     12.4.1 Notice of Disconnection. The Operating Agent shall provide Generator with as much advance notice as is reasonably practical under the circumstances of Operating Agent's intent to disconnect the Facility in response to a condition at the Facility that would cause an Emergency. Subject to Article 3.7, the Operating Agent shall also provide Generator with information relating to the nature of the potential Emergency and the expected duration of the disconnection at the Interconnection Point.

     12.4.2 Opportunity to Resolve Condition. To the extent reasonably practical, the Operating Agent shall allow Generator an opportunity to remove or remedy such condition at the Facility that would cause an Emergency before the Operating Agent disconnects the Facility.

     12.4.3 Conference Regarding Condition. In the event of disconnection, the Operating Agent shall promptly confer with one of Generator's Operating Committee representatives regarding the condition that gave rise to the disconnection. The Operating Agent shall provide Generator with its recommendation, if any, regarding the timely correction of the condition.

     12.4.4 Restoration. The Operating Agent shall promptly reconnect the Facility when the condition giving rise to the potential Emergency ceases to exist and shall use reasonable efforts consistent with Good Utility Practice to minimize the duration of any disconnection.

12.5 Audit Rights. The Operating Agent and Generator shall keep and maintain records of any actions taken during an Emergency that may reasonably be expected to impact the others' facilities and shall make such records available for review by the other or its auditor upon the request and expense of the other. Any request for such an audit shall be made no later

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Interconnection Agreement between         -38-                 EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico
     than twenty-four (24) months following the actions taken in conjunction with the Emergency.

12.6 Abnormal Conditions. To the extent the Operating Agent is aware of any Abnormal Condition, the Operating Agent will provide Generator with reasonably prompt oral notification of such Abnormal Condition if it may reasonably be expected to affect Generator's Facility or operations. To the extent that Generator is aware of any Abnormal Condition, Generator will provide the Operating Agent with reasonably prompt oral notification of such Abnormal Condition if it may reasonably be expected to affect the operations of the Operating Agent's or EPE's facilities. Subject to Article 3.7, any such oral notification provided hereunder shall include a description of the Abnormal Condition, its anticipated duration, and the action taken and/or to be taken with respect to the notifying Party's facilities, and shall be followed as soon as practicable with written confirmation of the facts. Each Party shall cooperate and coordinate with the other Party in taking whatever actions on its facilities as are reasonably necessary to mitigate or eliminate the Abnormal Condition, including, to the extent necessary, adjusting the operation of equipment to within its rated operating parameters; provided, however, that such measures are consistent with Good Utility Practice and do not require operation of any of the Parties' facilities outside their operating limits. The Operating Agent and Generator each reserves the right, in its sole discretion, to isolate or disconnect the Facility from the EPE Transmission System at the Afton Switching Station if it believes an Abnormal Condition, including an electric disturbance, may cause damage to its facilities. The Operating Agent, or any other Party as applicable, will compensate Generator, for a change in real power output in compliance with Operating Agent's directive, except for reductions, interruptions or curtailment under the applicable OATT, pursuant to mutually agreed terms or pursuant to any applicable FERC-accepted tariff or rate schedule filed by Generator. The Operating Agent, or any other Party as applicable, will compensate Generator for a change in reactive power production pursuant to the terms and conditions of Article X. Generator will compensate Operating Agent or EPE, as applicable, for actions provided to Generator to mitigate Abnormal Conditions caused by Facility pursuant to mutually agreed terms or pursuant to any applicable FERC-accepted tariff or rate schedule filed by Operating Agent or EPE, as applicable.

                                  Article XIII
                                   MAINTENANCE

13.1 The Operating Agent Obligations. The Operating Agent shall maintain and repair/replace the EPE Interconnection Facilities, and EPE shall maintain and repair/replace any Interconnection System Upgrades on the EPE Transmission System: (a) in a safe and reliable manner; (b) in accordance with Good Utility Practice; and (c) in accordance with the terms and conditions of this Agreement.

13.2 Generator Obligations. Generator shall maintain and repair/replace the Facility and Generator's Interconnection Facilities: (a) in a safe and reliable manner; (b) in accordance

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Interconnection Agreement between         -39-                 EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico
     with Good Utility Practice; and (c) in accordance with the terms and conditions of this Agreement.

13.3 Maintenance Expenses. In accordance with Articles 5.3 and 5.4 and subject to Article 5.14, Generator shall be responsible for all expenses associated with maintaining and repairing/replacing the Interconnected Facilities. The Operating Agent agrees to provide Generator in June of each year with its best estimate of the costs required to operate and maintain the EPE Interconnection Facilities over the next twelve (12) months. The Operating Agent will notify Generator in advance of any increase in the cost of work to be performed if the total amount increases by twenty-five percent (25%) or more of the estimate provided to Generator. Any such increase shall be subject to Generator's authorization, which shall not be unreasonably delayed, withheld or denied. In accordance with Article 5.4.4, EPE shall be responsible for all expenses associated with maintaining and repairing/replacing Interconnection System Upgrades on the EPE Transmission System after the Operation Date.

13.4 Coordination. Generator agrees to coordinate with the Operating Agent in accordance with procedures developed by the Operating Committee regarding the inspection, maintenance, and testing of those secondary systems in the Facility and Interconnected Facilities directly affecting the operation of the Afton Switching Station and the EPE Transmission System. To the extent possible, Generator shall provide five (5) Business Days' advance written notice to the Operating Agent before undertaking such work.

13.5 Observation of Deficiencies. Each Party shall have the right, but not the obligation, to observe the testing and maintenance activities performed by the other Party with respect to facilities whose performance may adversely affect the reliability of the observing Party's facilities. If the observing Party observes any deficiencies or defects associated with, or becomes aware of a lack of maintenance, inspections, or testing with respect to, any of the other Party's facilities and equipment that might be reasonably expected to adversely affect the observing Party's facilities and equipment, the observing Party shall provide prompt written notice to such other Party. Notwithstanding the foregoing, the observing Party shall have no liability for failure to give such notice. Upon receipt of such written notice, such Party shall take any necessary corrective actions in accordance with Good Utility Practice.

13.6 Review of Maintenance Records. Upon ten (10) Business Days' written notice to Generator, Generator shall provide the Operating Agent with access to Generator's maintenance, inspection, and testing records for Generator's Interconnection Facilities and any other facilities whose operation may reasonably be expected to affect the reliability of the EPE Interconnection Facilities, including the Afton Switching Station. The other facilities shall include generator step up transformers, protection systems, metering, communications systems, breakers, automatic voltage regulators, generator governor and excitation systems. Upon ten (10) Business Days' written notice to the Operating Agent, the Operating Agent shall, subject to
     Article 3.7, provide Generator with access to the Operating Agent's maintenance, inspection, and testing records for the EPE Interconnection Facilities, including the Afton Switching Station.

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Interconnection Agreement between         -40-                 EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

                                  Article XIV
                                    METERING

14.1 General. Prior to the Operation Date, EPE shall provide, install, and maintain Metering Equipment necessary to meet its obligations under this Agreement. Generator shall have the option, subject to EPE approval, to use EPE's Metering Equipment for Facility operations. Beginning on the Operation Date, the Operating Agent shall assume responsibility for operating and maintaining the Metering Equipment. EPE shall own the Metering Equipment. At the Operating Agent's option, the Metering Equipment shall be located or adjusted in such a manner to account for any transformation or interconnection losses between the location of the meter and the Interconnection Point. The location of the Metering Equipment and Generator's verification meters are identified on Appendix D.

14.2 Testing. The Operating Agent shall inspect and test Metering Equipment on an annual basis or at such other time intervals as may be directed by the Operating Committee; provided, however, that Generator, may request, after demonstrating good cause, one additional inspection and test for Metering Equipment per year. In addition, any Party may request a special test of meters, but such Party shall bear the cost of such testing unless an inaccuracy shall be disclosed exceeding one percent (1%), in which case the Operating Agent shall be responsible for the costs of the special testing. Authorized representatives of each Party shall have the right to be present at all routine or special tests and to inspect any readings, testing, adjustment or calibration of the meters. The Operating Agent shall promptly correct any inaccuracy disclosed through such inspections and tests. For the purpose of checking the performance of the Metering Equipment, Generator may install check metering equipment, which such equipment shall be owned and maintained by Generator.

14.3 Data Metered. The following data shall be real-time metered and sent electronically to the Operating Agent's SOCC: (a) net MW output of each generator of the Facility; (b) reactive power output of each generator of the Facility, both positive and negative; (c) 345 kV bus voltage; (d) indications (open or closed) of all circuit breakers; (e) indications (open or closed) of all circuit switches; (f) various alarm points, as reasonably determined by the Operating Agent; (g) various relay indications and relay alarms; and (h) any other data as determined by the Operating Agent.

14.4 Data Available Upon Request. The Operating Agent shall provide to Generator and EPE all metering quantities in analog and/or digital form, whichever is available, upon request.

14.5 Costs. Except as otherwise provided for in this Article XIV, Generator shall bear all reasonable costs associated with (a) the installation and/or relocation of Metering Equipment, (b) the operation, maintenance, repair and administration of Metering Equipment, and (c) the provision of metering data to Generator. All such costs shall be separately stated on the invoice sent to Generator by EPE or the Operating Agent, as applicable.

                                   Article XV
                                     SAFETY

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Interconnection Agreement between         -41-                 EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

15.1 General. All work performed by a Party shall be performed in accordance with Good Utility Practice and all Applicable Laws and Regulations, Environmental Laws, and other requirements regarding the safety of persons and property.

15.2 Environmental Releases. No later than twenty-four (24) hours after a Party becomes aware of a Release of any Hazardous Substances, any asbestos or lead abatement activities, or any type of remediation activities, such Party shall provide written notice to the other Party of such Release or activities, describing in reasonable detail the nature of such Release or activities. Such Party shall also promptly provide the other Party with copies of any reports filed with any Governmental Authority regarding such Release or activities.

15.3 Other Environmental Impact. No Party shall take any action(s) knowing that such action(s) might be reasonably expected to have a material adverse environmental impact upon the operations of the other Party without prior written notification and agreement between the Parties.

                                  Article XVI
                                 COMMUNICATIONS

16.1 Equipment. Generator, at its own expense, shall maintain satisfactory communications with the Operating Agent or its designated representative. At Generator's expense, Generator shall install and maintain real-time operating communications with the Operating Agent's SOCC to the satisfaction of the Operating Agent or its designated representative. The data circuit(s) shall extend from Generator's Facility to a location(s) specified by the Operating Agent. Any required maintenance of such communications equipment shall be performed at Generator's expense, but may be performed by Generator or by the Operating Agent. EPE, at Generator's expense, will own, operate and maintain the communications system necessary to support the switchyard and transmission interconnection with the existing transmission system, including switchyard RTU(s), protective relaying, telemetry, station phones, and other similar EPE systems. Generator will own, operate and maintain the communication system required to support the Generator, including Generator RTU(s), telemetry, ringdown phones, administrative communications such as LAN and telephones and other similar Generator systems.

16.2 Remote Terminal Unit. A Remote Terminal Unit ("RTU") or equivalent data collection and transfer equipment acceptable to Generator and the Operating Agent shall be installed by Generator or by EPE at Generator's expense, to gather accumulated and instantaneous data to be telemetered to a location(s) designated by the Operating Agent through use of a dedicated point-to-point data circuit(s). Generator shall install or facilitate installation of such equipment as soon as practicable, provided that installation shall be accomplished prior to the date of unit testing or the Commercial Operation Date, whichever comes first. The communication protocol for this data circuit(s) shall be specified by the Operating Agent. Instantaneous bi-directional analog real power and reactive power flow information must be telemetered directly to the location(s) specified by the Operating Agent.

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Interconnection Agreement between         -42-                 EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

                                  Article XVII
                              INFORMATION REPORTING

17.1 General. Generator shall provide to the Operating Agent all information, documents, or data, pertaining to the operations of the Facility, required for the Operating Agent to fulfill its obligations to NERC, WSCC, the RTO (if applicable) or any Governmental Authority requiring system information. Such information, documents or data shall be supplied in the format as required by NERC, WSCC, the RTO (if applicable) or any Governmental Authority and within a reasonable time frame designated by the Operating Agent to meet these obligations.

17.2 Compliance Monitoring Reporting. Generator shall provide all information, documents, or data, pertaining to the operations of the Facility, requested by NERC, WSCC, the RTO (if applicable) or any other entity with jurisdiction requiring system information for purposes of compliance monitoring programs including RMS. Such information, documents, or data shall be provided to the Operating Agent if required by the specific compliance program or to the extent otherwise required by this Agreement. Such information, documents, or data shall be supplied in the format as required by NERC, WSCC, the RTO (if applicable) or any other entity with jurisdiction and within the time frame designated by such compliance program sponsor to meet these obligations.

17.3 Regulatory Agency Reporting. Generator shall provide to the Operating Agent all information, documents, or data, pertaining to the operations of the Facility, required by the Operating Agent to fulfill reporting obligations to any Governmental Authority including FERC. Such information, documents, or data shall be supplied in the format as required by any Governmental Authority including FERC and within a reasonable time frame designated by the Operating Agent to meet these obligations.

17.4 Penalties. Generator shall be responsible for reimbursement to the Operating Agent of any economic sanctions or portions thereof, as applicable, or penalties incurred or imposed upon the Operating Agent due solely to Generator's failure to provide information, documents, or data, pertaining to the operations of the Facility, in the required format within the time frame specified by the Operating Agent, or the compliance monitoring program, except to the extent that Generator's failure is due solely to the Operating Agent's or any of its Agents' negligence or willful misconduct.

                                 Article XVIII
                                  DOCUMENTATION

18.1 General. Each Party shall provide the other Party with appropriate documentation, consistent with Good Utility Practice, in the form of written test records, operation and maintenance procedures, drawings, material lists, or descriptions whenever a Party makes a change, alteration, or modification to its property, equipment, or facilities that could reasonably be expected to affect the other Party, or whenever such documentation is necessary to ensure the safe and reliable operation of the EPE Transmission System, the

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Interconnection Agreement between         -43-                 EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

     Facility, or the Interconnected Facilities, pursuant to Good Utility Practice or required by the Operating Committee.

18.2 Drawings. The Operating Agent shall identify, number, and provide Generator with a duplicate set of current drawings that represent equipment or facilities that shall be used or operated at or near the Interconnection Point, which shall consist of one or more of the following: (a) system one-line drawings that include breaker and switch designations - single page format drawings used for dispatch and operation purposes; (b) one-line drawings - prints used in conceptual design which provide detail on facility and system interconnections; (c) elementary diagrams - drawings which provide a higher level of detail than one-line drawings and identify on a single-line basis current and voltage transformer locations, protection relay types, and meter and control connections; (d) three-line diagrams - drawings which provide the highest level of detail for the facilities in a three-line format with specific current and voltage transformer connections, relay and meter connections; (e) schematic drawings or elementaries - drawings which provide information on apparatus controls, switch developments, etc.; (f) relay and control panel front view and wiring diagrams - drawings which describe physical panel layout, relay, terminal block and device locations, wiring, and other construction details; and (g) other physical drawings - drawings which include information on foundations, equipment layouts, grounding panel construction, site plans, etc.

                                   Article XIX
                                  FORCE MAJEURE

19.1 Definition. As used in this Agreement, the term "Force Majeure" means any cause that is beyond the reasonable control of the Party affected which, despite the affected Party's exercise of Due Diligence to prevent or overcome, prevents the performance by such affected Party of its obligations under this Agreement. Subject to the foregoing, "Force Majeure" shall include sabotage, strikes or other labor difficulties, riots, civil disturbances, acts of God, wars, acts of public enemies, epidemics, drought, earthquake, flood, explosion, fire, lightning, landslides, or similar cataclysmic event, breakage or accident to machinery or equipment, order, regulation, or restriction imposed by governmental military or lawfully established civil authorities, the occurrence of an event described in the first sentence of Article 2.4 (provided that the Party asserting Force Majeure based on such occurrence complies with its obligations under Article 2.4), or any other cause, whether of the kind enumerated herein or otherwise. A Force Majeure event does not include :
     (a) economic hardship of or loss of markets by a Party; (b) the unavailability of transmission or distribution capability, unless the Party claiming Force Majeure has contracted for firm transmission and such unavailability is the result of a "force majeure" event or "uncontrollable force" or a similar term as defined under the applicable transmission tariff; (c) events resulting from, or attributable to, normal wear and tear experienced in power generation, interconnection, and transmission materials and equipment; and (d) events attributable to negligence or willful misconduct, failure to comply with any Applicable Laws and Regulations, any default under this Agreement, or any failure to act in accordance with Good Utility Practice in each case by the Party claiming Force Majeure.

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Interconnection Agreement between         -44-                EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

19.2 Performance Excused. If any Party is rendered wholly or partially unable to perform under this Agreement because of a Force Majeure event, such Party shall be excused from such obligations to the extent that the occurrence of the Force Majeure event prevents such Party's performance and such Party shall not be liable for any resulting damages, provided that: (a) the non-performing Party provides the other Party with prompt verbal notice of the occurrence of the Force Majeure event, and provides written notice describing in reasonable detail the nature of the Force Majeure event within three (3) Business Days of the Force Majeure event; (b) the suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure event; (c) the non-performing Party uses Due Diligence to remedy its inability to perform; and (d) as soon as the non-performing Party is able to resume performance of its obligations excused as a result of the occurrence, it gives prompt written notification thereof to the other Party.

19.3 Labor Issues. No Party shall be required to settle a strike or other labor dispute affecting its operations.


19.4 Payment Not Excused. Nothing in this Article XIX shall excuse any Party from making payments due pursuant to the terms and conditions of this Agreement for the period prior to the occurrence of the Force Majeure event.

                                   Article XX
                                 INDEMNIFICATION

20.1 INTERCONNECTION INDEMNITY. GENERATOR SHALL AT ALL TIMES INDEMNIFY AND HOLD HARMLESS THE OPERATING AGENT AND EPE FOR, AGAINST, AND FROM ANY AND ALL DAMAGES, LOSSES, CLAIMS, INCLUDING CLAIMS AND ACTIONS RELATING TO INJURY TO OR DEATH OF ANY PERSON OR DAMAGE TO OR LOSS OF ANY PROPERTY, DEMANDS, SUITS, RECOVERIES, COSTS AND EXPENSES, COURT COSTS, ATTORNEY FEES, AND ALL OTHER OBLIGATIONS BY OR TO THIRD PARTIES, ARISING OUT OF OR RESULTING FROM THE OPERATING AGENT'S OR EPE'S PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT ON BEHALF OF GENERATOR, EXCEPT IN CASES OF NEGLIGENCE OR INTENTIONAL WRONGDOIING BY THE OPERATING AGENT OR EPE.

20.2 RECIPROCAL INDEMNITY. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, EACH PARTY SHALL INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY, ITS AFFILIATES, AGENTS, SUCCESSORS, REPRESENTATIVES AND PERMITTED ASSIGNS FOR, AGAINST AND FROM ANY CLAIM, LIABILITY, DAMAGE, LOSS OR EXPENSE OF ANY KIND OR NATURE (INCLUDING REASONABLE ATTORNEYS' FEES), (A) FOR PERSONAL INJURY TO OR DEATH OF ANY PERSON, (B) FOR LOSS OF OR DAMAGE TO PROPERTY OF THIRD PARTIES OR THE REAL PROPERTY OR TANGIBLE PERSONAL PROPERTY OF SUCH OTHER PARTIES, OR
     (C) ARISING OUT OF OR RESULTING FROM PERFORMANCE OF OBLIGATIONS UNDER THIS AGREEMENT, IN EACH INSTANCE TO THE EXTENT DETERMINED TO BE ATTRIBUTABLE TO THE

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Interconnection Agreement between         -45-                 EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

         NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR STRICT LIABILITY IN TORT OF OR BREACH OF THIS AGREEMENT BY THE INDEMNITOR OR ITS AFFILIATES, AGENTS, SUCCESSORS OR PERMITTED ASSIGNS.

20.3 DAMAGE DISCLAIMER. THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY. THE OBLIGOR'S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFIT OR REVENUE, LOSS OF THE USE OF EQUIPMENT, COST OF CAPITAL, COST OF TEMPORARY EQUIPMENT OR SERVICES, WHETHER BASED ON BREACH OF CONTRACT, NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER CAUSES OF ACTION. ALL PAYMENTS DUE FOR SERVICES UNDER THIS AGREEMENT AND ALL COSTS, EXPENSES AND PAYMENTS DUE UNDER ARTICLE 5.4.8 SHALL BE DEEMED TO CONSTITUTE DIRECT (NOT SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL) DAMAGES FOR PURPOSES OF THIS
         ARTICLE 20.3. THE PROVISIONS AND DISCLAIMERS OF THIS ARTICLE 20.3 SHALL NOT APPLY TO CLAIMS FOR PERSONAL INJURY OR DEATH AND SHALL NOT APPLY TO
         ARTICLE 11.3.2 AND ARTICLE 22.7 OF THIS AGREEMENT.

20.4 Indemnities Reformed. The indemnities set forth in this Article XX shall be construed to be effective to the maximum extent permitted by Applicable Laws and Regulations. To the extent that any of the indemnities are determined to be unenforceable or void under Applicable Laws and Regulations, the indemnities shall be reformed and restated to the extent necessary to render them effective.

20.5 Indemnification Procedures. If any Party intends to seek indemnification under this Article XX from any other Party, the Party seeking indemnification shall give such other Party written notice of such claim within thirty (30) days of the commencement of, or actual knowledge of, such claim. Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated, if necessary) of the claim that has been or may be sustained by such Party. To the extent that the other Party is actually and materially prejudiced as a result of the failure to provide such notice, the other Party's liability under the provisions of this Article XX shall be reduced proportionately to such prejudice. The Party being indemnified may, if in its reasonable judgment its interests are adverse to the interests of the indemnifying Party, elect to assume at its own expense and by its own counsel the defense of the claim, in which case the indemnifying Party shall cooperate in good faith at its own expense with the Party being indemnified in such defense. No Party shall settle or compromise any claim without the prior written consent of the Party from

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Interconnection Agreement between            -46-              EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico
         which it is seeking indemnification; provided, however, that such consent shall not be unreasonably withheld, delayed or denied.

20.6 Additional Indemnification Provisions. If a court of competent jurisdiction determines that NMSA 1978, (S)56-7-1 is applicable to this Agreement, then nothing in this Article 20.6 or any other indemnification provision of this Agreement shall extend to liability, claims, damages, losses, or expenses, including attorney fees, arising out of:

         20.6.1 The preparation or approval of maps, drawings, opinions, reports, surveys, change orders, designs, or specifications by the indemnitee, or the employees or agents of the indemnitee; or

         20.6.2 The giving of or failure to give directions or instructions by the indemnitee, or the employees or agents of the indemnitee, where such giving or failure to give directions or instructions is the primary cause of bodily injury to persons or damage to property.

20.7 Survival. The indemnification obligations, covenants and disclaimers, under this Article XX shall continue in full force and effect regardless of whether this Agreement has expired or been terminated or cancelled and shall not be limited in any way by any limitation on insurance, on the amount or types of damages, or by any compensation or benefits payable by the Parties under any applicable workers' compensation acts, disability benefit acts, or other employee acts.

                                   Article XXI
                                    INSURANCE

21.1 Generator. Without limiting any obligations or liabilities under this Agreement, Generator shall, at its expense, provide and maintain in effect for the term of this Agreement, insurance against the risks set forth below. All insurance shall include waivers of subrogation in favor of EPE and the Operating Agent.

         21.1.1 Workers' compensation insurance with minimum statutory limits to cover obligations imposed by federal and state statutes applicable to the Generator's employees and employer's liability insurance with a minimum limit of one million dollars ($1,000,000) per accident.

         21.1.2 Commercial general liability insurance, including contractual liability, broad form property damage, premises operations, and personal injury coverage in the amount of twenty-five million dollars ($25,000,000) per occurrence for bodily injury and property damage. Such insurance shall cover EPE (and its affiliated companies) and the Operating Agent as additional insureds.

21.2 EPE or Operating Agent. Without limiting any obligations or liabilities under this Agreement, EPE or Operating Agent shall provide and maintain in effect for the term of this

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Interconnection Agreement between            -47-              EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

         Agreement, insurance against the risks set forth below. All insurance shall include waivers of subrogation in favor of Generator.

         21.2.1 Workers' compensation insurance with minimum statutory limits to cover obligations imposed by federal and state statutes applicable to the employees of EPE or Operating Agent and employer's liability insurance with a minimum limit of one million dollars ($1,000,000) per accident.

         21.2.2 Commercial general liability insurance, including contractual liability, broad form property damage, premises operations, and personal injury coverage in the amount of twenty-five million dollars ($25,000,000) per occurrence for bodily injury and property damage. Such insurance shall cover Generator as an additional insured.

21.3 Notice of Cancellation. All policies shall provide for thirty (30) calendar days' prior written notice of cancellation or material adverse change and ten (10) calendar days' prior written notice of non-payment of premiums. Copies of any such notice shall be provided to each Party and the Operating Agent. Prior to the Operation Date and annually thereafter, each Party shall provide, upon request, evidence of insurance to the Operating Agent and the other Party.

21.4 Self-Insurance. At its option, each Party may, with adequate credit assurance provided to the other Party, self-insure all or part of the insurance required in this Article XXI; provided however, that all other provisions of this Article XXI, including waiver of subrogation and additional insured status, shall remain enforceable. A Party's election to self-insure shall not in any manner result in a reduction of rights and/or benefits otherwise available to the other Party through formal insurance policies and endorsements as specified in this
         Article XXI. Each Party shall be responsible for its respective amounts of self-insurance retentions and/or deductibles.

                                  Article XXII
                                     DEFAULT

22.1 General. A Party shall be deemed to have breached this Agreement upon the occurrence of any of the events specified in Article 22.2. A Party shall be deemed to be in default of its obligations under this Agreement upon its failure to cure such breach in accordance with the procedures set forth in this Article XXII.

22.2 Events Constituting Breach. The following events shall constitute events of breach by a Party ("Breaching Party") under this Agreement:

                    (a) the failure by the Breaching Party to make any payment as required under the terms of this Agreement;

                    (b) the failure by the Breaching Party to comply with any material term or condition of this Agreement, including any material breach of a representation, warranty, or covenant of this Agreement;

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Interconnection Agreement between            -48-              EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

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                    (c)  the Breaching Party (or any entity guaranteeing the
                         obligations of such Breaching Party): (i) files or consents by answer or otherwise to a filing against it of any petition or case seeking relief under any federal, state, or foreign bankruptcy, insolvency, or similar law (collectively, "Bankruptcy Laws"); (ii) makes a general assignment for the benefit of a creditor(s); (iii) applies for or consents to the appointment of a custodian, receiver, trustee, conservator, or other officer with similar powers over it or over any substantial part of its property ("Custodian"); (iv) takes corporate action for the purpose of any of the events described in Article 22.2(c)(i) - (iii), above; (v) is dissolved; (vi) by decree of a court of competent jurisdiction, is adjudicated insolvent; or (vii) is unable to provide adequate assurances to the other Party of the Breaching Party's continued ability to perform;

                    (d) a Governmental Authority enters or issues an order or a decree with respect to the Breaching Party: (i) appointing a Custodian; (ii) constituting an order for relief under, or approving a petition or case for relief or reorganization or any other petition or case to take advantage of, any Bankruptcy Laws; or (iii) ordering its dissolution, winding-up, or liquidation;

                    (e) the assignment of this Agreement by the Breaching Party in a manner inconsistent with the terms and conditions of this Agreement;

                    (f) the failure of the Breaching Party to provide access rights, or the Breaching Party's attempt to revoke or terminate such access rights, as provided under this Agreement; and

                    (g) the failure by the Breaching Party to provide information or data to the other Party ("Non-Breaching Party") as required under this Agreement, provided that the Non-Breaching Party seeking such information or data requires such information or data to satisfy its obligations under this Agreement.

22.3 Notice by Breaching Party. In the event of a breach under Article 22.2(c) or Article 22.2(d), the Breaching Party shall provide the Non-Breaching Party notice of the event of breach within three (3) Business Days of the occurrence of such event of breach. Such notice shall be in writing and set forth in reasonable detail the nature of the event of breach.

22.4     Cure and Default. Upon obtaining knowledge of an event of breach under
         Article XXII, the Non-Breaching Party shall give written notice to the Breaching Party, describing, in reasonable detail, to the extent known and applicable, the actions necessary to cure the event of breach. Upon receiving such notice, the Breaching Party shall have thirty (30) days to cure such breach. If the breach cannot be cured within thirty (30) days, the Breaching Party shall commence in good faith all actions that are reasonable and

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Interconnection Agreement between            -49-              EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico
         appropriate to cure such breach within such thirty (30) day period, and thereafter shall pursue such action to completion. In the event that the Breaching Party (a) fails to cure such breach or fails to take all actions that are reasonable and appropriate to cure such breach within thirty (30) days of receiving the notice from the Non-Breaching Party or (b) having commenced cure within such thirty (30) day period, fails to complete cure within one hundred eighty (180) days of receiving the notice from the Non-Breaching Party, the Breaching Party shall be in default of this Agreement.

22.5 Continued Operations. In the event of a breach or a default by a Party, but prior to termination of this Agreement, the Parties shall continue to operate and maintain such power systems, protective devices, metering equipment, transformers, communications equipment, building facilities, software, documentation, structural components, and other facilities, equipment, and appurtenances that are reasonably necessary to operate and maintain the Afton Switching Station, the EPE Transmission System and the Facility in a safe and reliable manner.

22.6 Upon Default. Upon default, the non-defaulting Party may: (a) commence an action to require the Party in default to remedy such default and specifically perform its obligations under this Agreement; (b) pursue other rights and remedies as it may have in law or equity (subject to the limitations set forth in Article XX); and/or (c) terminate this Agreement pursuant to Article 23.2. Notwithstanding the foregoing, EPE may not terminate this Agreement upon a default by Generator provided that (x) EPE can be made whole by monetary damages, (y) Generator agrees to compensate EPE for damages suffered by it as a result of such default (subject to the limitations set forth in Article XX) and (z) such default does not pose a threat to the safety or reliability of the Afton Switching Station or the EPE Transmission System.

22.7 Generator's Default in Payment for Equipment. If Generator is in default of its obligation to reimburse or otherwise pay EPE for the cost of all or any part of EPE Interconnection Facilities (the portion of such equipment for which Generator is in default of payment is herewith referred to as "Default Equipment"), then Generator shall pay EPE the sum of (a) the costs incurred by or on behalf of EPE for the acquisition, installation and maintenance of such Default Equipment (including appropriate carrying charges on such Default Equipment calculated from the date of acquisition), (b) the costs incurred by or on behalf of EPE for labor with respect to the Default Equipment, and
         (c) interest at the Interest Rate on the amounts specified in subparts
         (a) and (b) above calculated from the date of breach. If Generator is in default of its obligation to reimburse or otherwise pay EPE for the cost of all or any part of the Interconnection System Upgrades on the EPE Transmission System (the portion of such upgrade for which Generator is in default of payment is herewith referred to as "Default Upgrade"), then Generator shall pay EPE the sum of (x) the costs incurred by or on behalf of EPE for the acquisition, installation and maintenance of such Default Upgrade (including appropriate carrying charges on such Default Upgrade calculated from the date of acquisition), (y) the costs incurred by or on behalf of EPE for labor with respect to the Default Upgrade, and (z) interest at the Interest Rate on the amounts specified in subparts (x) and (y) above calculated from the date of breach.

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Interconnection Agreement between            -50-              EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

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                                  Article XXIII
                                   TERMINATION

23.1 Expiration of Term. Except as otherwise provided in this Article XXIII, this Agreement shall terminate at the conclusion of the term set forth in Article 2.3.

23.2 Termination in the Event of Default. Subject to Articles 23.3 and 22.6, EPE or Generator may each terminate this Agreement upon the default by the other Party upon: (a) providing written notice of termination to the other Party; and (b) to the extent required, filing a notice of termination with FERC, which must be accepted for filing by FERC.

23.3 Survival. Termination of this Agreement shall not relieve any Party of any of its liabilities or obligations arising hereunder prior to the effective date of the termination of this Agreement. In the event of termination, each Party may take whatever judicial or administrative actions are necessary to enforce its rights under this Agreement.

23.4 Disconnection and Disposition of Facilities Upon Termination. Upon termination of this Agreement, unless otherwise ordered or approved by FERC, the Operating Agent may disconnect the Facility from the EPE Transmission System at the Afton Switching Station in accordance with a plan for disconnection which the Operating Committee approves or upon which the Parties agree. EPE may dispose of the EPE Interconnection Facilities and the Protective Equipment as the Parties agree, and EPE may retain or dispose of any Interconnection System Upgrades on its transmission system in its sole discretion, provided that in either case Generator shall pay any applicable Termination Costs.

                                  Article XXIV
                                CREDITWORTHINESS

         For purposes of determining Generator's ability to meet its obligations hereunder during the term of this Agreement, EPE (including in its capacity as Operating Agent) may require Generator to provide and maintain in effect a letter of credit or other form of security to meet Generator's responsibilities and obligations or an alternate form of security consistent with commercial practices established by the Uniform Commercial Code that protects EPE against non-payment. In any instance where facilities to be built require EPE to incur costs, EPE will not be obligated to incur any costs until Generator provides EPE with a letter of credit or other reasonable form of security acceptable to EPE, consistent with commercial practices as established by Uniform Commercial Code, equivalent to the costs of the new facilities or upgrades.

                                   Article XXV
                           RELATIONSHIP OF THE PARTIES

         EPE (including in its capacity as Operating Agent) and Generator are independent contractors. Nothing in this Agreement creates, or is intended to create, an association, trust, partnership or joint venture or impose a trust or partnership duty, obligation or liability on or with regard to either of the Parties. Each Party shall be individually responsible for its

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Interconnection Agreement between            -51-              EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

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         own covenants, obligations, and liabilities under the terms and conditions of this Agreement.

                                  Article XXVI
                         REPRESENTATIONS AND WARRANTIES

26.1 Representations of EPE. EPE represents and warrants to the Generator as follows:

         (a) EPE is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and EPE has the requisite corporate power and authority to carry on its business as now being conducted;

         (b) EPE has the requisite corporate power to execute and deliver this Agreement and to carry out the actions required of it by this Agreement. The execution and delivery of this Agreement and the actions it contemplates have been duly and validly authorized by EPE and no other corporate proceedings on the part of EPE are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by EPE and constitutes a legal, valid, and binding agreement of EPE enforceable against it according to its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles;

         (c) EPE is not in violation of any Applicable Laws and Regulations promulgated or judgment entered by any Governmental Authority, which individually or in the aggregate would adversely affect EPE's entering into or performance of its obligations under this Agreement;

         (d) EPE's entering into and performance of its obligations under this Agreement will not give rise to any default under any agreement to which it is a party; and

         (e) EPE shall comply with all Applicable Laws and Regulations of all Governmental Authorities having jurisdiction over EPE or the transactions under this Agreement and with which failure to comply could reasonably be expected to have a material adverse effect on EPE.

26.2 Representations of Generator. Generator represents and warrants to EPE as follows:

         (a) Generator is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Mexico and Generator has the requisite corporate power and authority to carry on its business as now being conducted;

         (b) Generator has the requisite corporate power to execute and deliver this Agreement and to carry out the actions required of it by this Agreement. The execution and delivery of this Agreement and the actions it contemplates have been duly and

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Interconnection Agreement between            -52-              EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

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                  validly authorized by Generator and no other corporate
                  proceedings on the part of Generator are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Generator and constitutes a legal, valid, and binding agreement of Generator enforceable against it according to its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles;

         (c) Generator is not in violation of any Applicable Laws and Regulations promulgated or judgment entered by any Governmental Authority, which individually or in the aggregate would adversely affect Generator's entering into or performance of its obligations under this Agreement;

         (d) Generator's entering into and performance of its obligations under this Agreement will not give rise to any default under any agreement to which it is a party; and

         (e) Generator shall comply with all Applicable Laws and Regulations of all Governmental Authorities having jurisdiction over Generator or the transactions under this Agreement and with which failure to comply could reasonably be expected to have a material adverse effect on EPE.

26.3 Representations of Each Party. The representations and warranties set forth in Articles 26.1 and 26.2 shall continue in full force and effect for the term of this Agreement.

                                  Article XXVII
                                   ASSIGNMENT

27.1 General. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party, including by operation of law, without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed; provided, however, that such prior consent shall not be required (a) for an assignment to an Affiliate or (b) for security for a financing party. Any assignment of this Agreement in violation of this Article XXVII shall be, at the option of the non-assigning Party, void. The assignee shall expressly assume all of the assignor's obligations under this Agreement.

27.2 EPE. Notwithstanding Article 27.1, any party with which EPE may consolidate, or into which it may merge, or into which it may convey or transfer substantially all of its electric utility assets or part of the EPE Transmission System that includes the EPE Interconnection Facilities and Interconnection System Upgrades, or its interest in the Afton Switching Station, shall automatically and without the consent or approval of Generator succeed to all of EPE's rights, interests, duties and obligations under this Agreement.

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Interconnection Agreement between            -53-              EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

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27.3     Generator. Notwithstanding Article 27.1, any party with which Generator may consolidate, or into which it may merge, or into which it may convey or transfer substantially all of its electric utility assets shall automatically and without the consent or approval of EPE succeed to all of Generator's rights, interests, duties and obligations under this Agreement.

27.4 No Relief in Event of Assignment. No assignment shall relieve the assigning Party of its obligations under this Agreement in the event that the assignee fails to perform under the terms and conditions of this Agreement, unless and until the assignee agrees in writing to assume the obligations and duties of the assigning Party and the non-assigning Party reasonably determines that the assignee is no less technically and financially capable of performing its obligations under the Agreement than the assigning Party.

                                 Article XXVIII
                                 CONFIDENTIALITY

28.1     General. During the term of this Agreement and for a period of twelve
         (12) months after the expiration or termination of this Agreement, except as otherwise provided in this Article XXVIII, each Party shall hold in confidence and shall not disclose any Confidential Information to any Person. A Party may disclose Confidential Information received from the other Party to the receiving Party's auditors and attorneys, Persons providing financing to the receiving Party, and to other third parties as may be necessary for the receiving Party to perform its obligations under this Agreement. To the extent that any disclosure of Confidential Information is necessary, the disclosing Party shall endeavor to preserve the confidentiality of the Confidential Information.

28.2 Scope. Confidential Information shall not include any information that the receiving Party can demonstrate: (a) is generally available to the public other than as a result of a disclosure by the receiving Party;
         (b) was in the lawful possession of the receiving Party on a non-confidential basis prior to receiving it from any other Party; (c) was supplied to the receiving Party without any restrictions by a third party who, to the knowledge of the receiving Party, was under no obligation to any other Party to keep the information confidential; (d) was independently developed by the receiving Party; (e) is, or becomes, publicly known, through no wrongful act or omission of the receiving Party or breach of this Agreement; or (f) is required, in accordance with Article 28.5, to be disclosed to any Governmental Authority or is otherwise required to be disclosed by law or subpoena, or is necessary in any legal proceeding establishing rights or obligations under this Agreement. Confidential Information is not considered confidential if the Party that designated such information as confidential notifies the other Party that such information is no longer confidential.

28.3 Rights in Confidential Information. Each Party retains all rights, title, and interest in the Confidential Information that it discloses to the other Party. The disclosure by a Party to the other Party of Confidential Information shall not be deemed a waiver by any Party or any other Person or entity of the right to protect the Confidential Information from public disclosure.

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Interconnection Agreement between            -54-              EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

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28.4     Standard of Care. Each Party shall use the same standard of care to protect Confidential Information that it receives as it uses to protect its own Confidential Information from disclosure, publication, or dissemination.

28.5 Required Disclosures. If a Governmental Authority requests or requires a Party to disclose Confidential Information, such Party shall provide prompt notice to the Party that provided the Confidential Information of such request or requirement so that such other Party may seek an appropriate protective order or waive compliance with the terms of this Agreement. Notwithstanding the absence of a protective order or waiver, a Party may disclose such Confidential Information which it is legally required to disclose. Each Party shall use Commercially Reasonable Efforts to obtain reliable assurances that confidential treatment will be accorded to Confidential Information required to be disclosed.

28.6 Possession of Confidential Information at Termination of Agreement. Upon the termination or expiration of this Agreement and within ten
         (10) days of receipt of a written request from the other Party, a Party shall destroy, erase, delete, or return to such other Party any and all written or electronic Confidential Information received from the other Party and shall retain no written or electronic copies of any Confidential Information.

28.7 Remedies Regarding Confidentiality. The Parties agree that monetary damages by themselves may be inadequate to compensate a Party for another Party's breach of its obligations under Article XXVIII. Each Party accordingly agrees that the other Party may seek equitable relief, by way of injunction or otherwise, if it breaches or threatens to breach its obligations under Article XXVIII.

                                  Article XXIX
                               DISPUTE RESOLUTION

29.1 Dispute Resolution by Operating Committee. To the extent that a dispute arises under this Agreement, the Party raising such dispute shall provide written notice of such dispute to the other Party. Within ten
         (10) Business Days (or such other period as the Parties may agree upon) of the receipt of the notice by such Party, the Operating Committee shall convene in an attempt to resolve the dispute. If the Operating Committee is able to resolve the dispute, such resolution shall be reported in writing and shall be binding on the Parties.

29.2 Dispute Resolution by Senior Management. If the Operating Committee is unable to resolve the dispute within thirty (30) Business Days of the receipt of such notice, then the Parties shall refer the dispute to their respective senior management for resolution. If the senior management is able to resolve the dispute, such resolution shall be reported in writing and shall be binding on the Parties. In the event the senior management is unable to resolve the dispute within thirty
         (30) Business Days (or such other period as the Parties may agree upon) of referral, the Parties may elect to proceed to arbitration pursuant to Article 29.3 or if the Parties do not agree to proceed to arbitration within thirty (30) Business Days of the referral of the dispute to senior management, then each Party shall have the right to pursue any other rights or remedies that may be available at law or equity, subject to Article 20.3.

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Interconnection Agreement between            -55-              EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

29.3     Arbitration.

         29.3.1 Commencement of Arbitration Proceeding. If the Operating Committee and the senior management are unable to resolve a dispute arising under this Agreement pursuant to Articles 29.1 and 29.2, the Parties, by mutual written agreement, may submit the dispute to arbitration. Each Party shall submit a written statement detailing the nature of the dispute, designating the issue(s) to be arbitrated, identifying the provisions of this Agreement under which the dispute arose, and setting forth such Party's proposed resolution of such dispute. The arbitration shall be conducted in accordance with the provisions of this Article XXIX, unless otherwise agreed in writing by the Parties.

         29.3.2 Appointment of Arbitrator. Within ten (10) days of the date of the Parties' written agreement to submit a dispute to arbitration, a representative of each Party shall meet for the purpose of selecting an arbitrator. If the Parties' representatives are unable to agree on an arbitrator within twenty (20) days of the date of the Parties' written agreement to submit the dispute to arbitration, then an arbitrator shall be selected in accordance with the procedures of the American Arbitration Association ("AAA"). Whether the arbitrator is selected by the Parties' representatives or in accordance with the procedures of the AAA, the arbitrator shall, to the extent reasonably practicable or unless otherwise agreed by the Parties, have the qualifications and experience in the occupation, profession, or discipline relevant to the subject matter of the dispute.

         29.3.3 Arbitration Proceedings. Any arbitration proceeding shall be conducted in accordance with the commercial arbitration rules of the AAA in effect on the date of the notice, except as may be specifically modified in this Agreement.

         29.3.4 Authority of Arbitrator. The arbitrator shall be bound by the provisions of this Agreement where applicable, and shall have no authority to modify any terms and conditions of this Agreement in any manner. The arbitrator shall render a decision, and may determine that monetary damages are due to a Party or may issue a directive that a Party take certain actions or refrain from taking certain actions, but shall not be authorized to order any other form of relief; provided, however, that nothing in this Article 29.3 shall preclude the arbitrator from rendering a decision which adopts the resolution of the dispute proposed by a Party. Unless otherwise agreed to by the Parties, the arbitrator shall render a decision within forty-five (45) days of the conclusion of the arbitration hearing, and shall notify the Parties in writing of such decision and the reasons supporting such decision. The decision of the arbitrator shall be final and binding upon the Parties and may be enforced or challenged in any court of competent jurisdiction. The arbitrator shall have no authority to award any damages inconsistent with the terms of this Agreement. The decision must also be filed at FERC if it affects FERC-jurisdictional rates, terms, and conditions of service or facilities.

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Interconnection Agreement between            -56-              EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

         29.3.5 Expenses and Costs. The fees and expenses of the arbitrator shall be shared equally by the Parties, unless the arbitrator specifies a different allocation. All other expenses and costs of the arbitration proceeding shall be the responsibility of the Party incurring such expenses and costs.

         29.3.6 Location of Arbitration Proceedings. Unless otherwise agreed by the Parties, any arbitration proceedings shall be conducted in El Paso, Texas.

         29.3.7 Confidentiality. The existence, contents, or results of any arbitration proceeding under this Article XXIX may not be disclosed without the prior written consent of the Parties; provided, however, that any Party may make disclosures as may be required to fulfill regulatory obligations to any agencies having jurisdiction, seek or obtain from a court of competent jurisdiction judgment on, confirmation, or vacation of an arbitration award, and may inform its lenders, Affiliates, auditors, attorneys, and insurers, and any Person providing it with financing, as necessary, under pledge of confidentiality and may consult with expert consultants as required in connection with an arbitration proceeding under pledge of confidentiality. If a Party seeks preliminary injunctive relief from any court to preserve the status quo or avoid irreparable harm pending arbitration, the Parties shall keep the court proceedings confidential to the maximum extent permitted by Applicable Laws and Regulations.

         29.3.8 Preliminary Injunctive Relief. Nothing in this Article XXIX shall be construed to preclude the ability of any Party to resort to a court of competent jurisdiction solely for the purposes of securing a temporary or preliminary injunction to preserve the status quo or avoid irreparable harm pending arbitration. This Article 29.3.8 shall not be construed as a waiver of arbitration under Article 29.3.

29.4 FERC Jurisdiction Over Certain Disputes. Nothing in this Agreement shall be construed to preclude any Party from filing an application, petition or complaint with FERC with respect to any claim over which FERC has jurisdiction. In such case, the other Party may request that FERC decline to adjudicate such application, petition or complaint. If FERC declines to adjudicate such application, petition or complaint with respect to all or part of a claim, the portion of the claim not so accepted by FERC may be resolved through arbitration, as provided in this Article XXIX. To the extent that FERC asserts or accepts jurisdiction over all or part of a claim, the decisions, findings of fact, or orders of FERC shall be final and binding, subject to judicial review under the Federal Power Act, and any arbitration proceedings that may have commenced prior to the assertion or acceptance of jurisdiction by FERC shall be stayed, pending the outcome of the FERC proceedings. The arbitrator shall have no authority to modify, and shall be conclusively bound by, any decisions, findings of fact, or orders of FERC; provided, however, that to the extent that any decisions, findings of fact, or orders of FERC do not provide a final or complete remedy to the Party seeking relief, such Party may proceed to arbitration under this Article XXIX to secure such a remedy, subject to any FERC decisions, findings, or orders.

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Interconnection Agreement between            -57-              EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

29.5 ContinuedPerformance. The Parties shall continue to perform their respective obligations under this Agreement during the pendency of any dispute including a dispute regarding the effectiveness of the purported termination of this Agreement.

                                   Article XXX
                                  MISCELLANEOUS

30.1 Partial Invalidity. Wherever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under Applicable Laws and Regulations, but if any provision contained herein shall be found to be invalid, illegal, or unenforceable in any respect and for any reason, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality, or unenforceability without invalidating the remainder of the provision or any provision of this Agreement, unless such a construction would be unreasonable. If such a construction would be unreasonable or would deprive a Party of a material benefit under this Agreement, the Parties shall seek to amend this Agreement to remove the invalid portion and otherwise provide the benefit, unless prohibited by Applicable Laws and Regulations.

30.2 Successors Included. Reference to any individual, corporation, or other entity shall be deemed a reference to such individual, corporation, or other entity together with its successors and permitted assigns from time to time.

30.3 Applicable Laws and Regulations. This Agreement is made subject to all existing and future Applicable Laws and Regulations, and to all existing and future duly promulgated orders or other duly authorized actions of Governmental Authorities having jurisdiction over the matters set forth in this Agreement.

30.4 Choice of Law and Jurisdiction. The interpretation and performance of this Agreement shall be in accordance with the laws of the State of New Mexico, without regard to choice of law or conflict of laws principles that would require the application of the laws of a different jurisdiction.

30.5 Entire Agreement. This Agreement supersedes all previous representations, understandings, negotiations, and agreements either written or oral between the Parties or their representatives with respect to the subject matter hereof, and constitutes the entire agreement of the Parties with respect to the subject matter hereof. In the event of any inconsistency between the main body of this Agreement and the Appendices attached hereto and made a part hereof, the main body of this Agreement shall control.

30.6 Counterparts to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

30.7 Amendments. No amendments or changes to this Agreement shall be binding unless made in writing and duly executed by the Parties and accepted or approved by the FERC. Notwithstanding any provisions in this Agreement to the contrary, Generator may exercise

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Interconnection Agreement between            -58-              EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico
         its rights under Sections 205 and 206 of the Federal Power Act and pursuant to FERC's rules and regulations promulgated thereunder with respect to any rate, term, condition, charge, classification of service, rule or regulation for any services provided under this Agreement over which FERC has jurisdiction. Notwithstanding any provisions in this Agreement to the contrary, EPE may unilaterally make application to the FERC under Section 205 of the Federal Power Act and pursuant to FERC's rules and regulations promulgated thereunder for a change in any rate, term, condition, charge, classification of service, rule or regulation under or related to this Agreement.

30.8 Amendments Included. Reference to, and the definition of, any document (including this Agreement) shall be deemed a reference to such document as it may be amended, amended and restated, supplemented, or modified from time to time.

30.9 Notices. Unless otherwise provided in this Agreement, any notice, consent, or other communication required to be made under this Agreement shall be in writing and shall be delivered in person, by certified mail (postage prepaid, return receipt requested), or by nationally recognized overnight courier (charges prepaid), in each case properly addressed to such Party as shown below, or sent by facsimile transmission to the facsimile number indicated below. Any Party may from time to time change its address for the purposes of notices, consents, or other communications to that Party by a similar notice specifying a new address, but no such change shall become effective until it is actually received by the Party sought to be charged with its contents. All notices, consents, or other communications required or permitted under this Agreement that are addressed as provided in this Article 30.9 shall be deemed to have been given (a) upon delivery if delivered in person, by overnight courier or certified mail or (b) upon automatically generated confirmation if given by facsimile.

         Generator:

         Mr. William J. Real
         Executive Vice President
         Power Production & Marketing
         Public Service Company of New Mexico
         2401 Aztec Road, NE
         Albuquerque, New Mexico 87107
         Tel: 505-855-6260
         Fax: 505-855-6368

         El Paso Electric Company:

         Assistant Vice President, System Operations
         El Paso Electric Company
         123 W. Mills
         El Paso, Texas 79901
         Tel: 915-543-5888

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Interconnection Agreement between            -59-              EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

         Fax: 915-521-4763

         Operating Agent:

         Assistant Vice President, System Operations
         El Paso Electric Company
         123 W. Mills
         El Paso, Texas 79901
         Tel: 915-543-5888
         Fax: 915-521-4763

30.10 Waivers. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision. Nor shall such Party's failure to enforce a provision affect in any way the validity of this Agreement or any portion thereof or the right of a Party thereafter to enforce each and every provision of this Agreement. To be effective, a waiver under this Agreement must be in writing and specifically state that it is a waiver. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

30.11 No Third Party Beneficiaries. Except as provided in Article IX with respect to the WSCC for express purposes set forth in Article IX, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective permitted successors and assigns.

30.12 Further Assurances. If any Party determines in its reasonable discretion that any further instruments, assurances, or other things are necessary or desirable to carry out the terms of this Agreement, the other Party shall execute and deliver all such instruments or assurances, and do all things reasonably necessary or desirable to carry out the terms of this Agreement. Without limiting the generality of the foregoing, EPE agrees, at Generator's expense and upon Generator's request, to prepare and/or provide such information in connection with this Agreement and/or the services to be provided under this Agreement as may be reasonably required by any potential lender to Generator.

30.13 Headings. The headings contained in this Agreement are solely for the convenience of the Parties and shall not be used or relied upon in any manner in the construction or interpretation of this Agreement.

30.14 Articles. Unless otherwise specified, all references in this Agreement to numbered articles shall be to numbered articles in this Agreement.

30.15 Number, Gender, and Inclusion. Defined terms in the singular shall include the plural and vice versa, and the masculine, feminine, or neuter gender shall include all genders. Whenever the words "include," "includes," or "including" are used in this Agreement, they are not limiting, and have the meaning as if followed by the words "without limitation."

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Interconnection Agreement between            -60-              EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

30.16 Good Utility Practice. The Parties shall discharge any and all obligations under this Agreement in accordance with Good Utility Practice.

30.17 Succession Upon Membership in an RTO. If the Operating Agent joins an RTO, the terms and conditions provided in this Agreement for interconnection with the EPE Transmission System at the Afton Switching Station shall be superseded by any pertinent interconnection and operational provisions required by the RTO, and the Parties shall amend this Agreement as necessary to conform with RTO requirements. Additionally, if a change in the Operating Agent occurs under an RTO, the Parties shall amend this Agreement to reflect such change.

30.18 Notification of Change of Operating Agent. The Operating Agent will provide the other Party with advanced written notice of a change in the identity of the Operating Agent.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth at the beginning of this Agreement.

PUBLIC SERVICE COMPANY OF NEW MEXICO

By: /s/ WILLIAM J. REAL
   ------------------------------------------------------------

Title: Executive Vice President, Power Production and Marketing
      ---------------------------------------------------------


EL PASO ELECTRIC COMPANY (INCLUDING IN ITS CAPACITY AS OPERATING
AGENT)

By: /s/ JOHN A. WHITACRE
   ------------------------------------------------------------

Title: Assistant Vice President, System Operations
      ---------------------------------------------------------

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Interconnection Agreement between            -61-              EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

  Appendix A
Equipment to be Installed for Generator Interconnection Facilities

 Appendix B
Equipment to be Installed for EPE Interconnection Facilities & Interconnection System Upgrades

 Appendix C
EPE's and Generator's Construction and Testing Schedule

 Appendix D
Interconnection Drawings, One-lines and Schematics

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Interconnection Agreement between            -62-              EXECUTION VERSION
El Paso Electric Company and
Public Service Company of New Mexico

                                   APPENDIX A

                            EQUIPMENT TO BE INSTALLED
                    FOR GENERATOR INTERCONNECTION FACILITIES
                                     PHASE I

The Afton Power Project Phase I consists of a simple cycle turbine for peaking application and common facilities configured to allow for immediate expansion to a combined cycle facility. The comprehensive design is based on interconnection studies have been completed for a combined cycle unit. The unit is being designed to current utility industry standards. Certain items below are subject to bid change, field change, and manufacturer's change but represent final design as of the date of execution of this Agreement .The equipment provided for the Facility is being designed to PNM design criteria.

The following major items are to be installed, as defined in the Agreement, as the Generator Interconnection Facilities:

     . GE 18 kV generator low side breaker, synchronizing systems, relay and protective systems

     .    Waukesha 208 MVA 18kV: 345 kV autotransformer, three phase

     .    Interconnecting Isophase Al buss, PT's, CT's

     . Steel reinforced concrete civil/foundation structures, conduit and cable trench as required, control and power cables, grounding and lightning protection system

     . Interconnection to EPE communication equipment, interconnection to switchyard communication and control equipment

                                   APPENDIX B

                EQUIPMENT TO BE INSTALLED FOR EPE INTERCONNECTION
                 FACILITIES AND INTERCONNECTION SYSTEM UPGRADES


I.       EPE Interconnection Facilities

The Afton Switchyard is configured for an ultimate arrangement of four (4) bays arranged in a breaker and a half arrangement. This ultimate arrangement can accommodate four (4) 345 kV lines and three (3) generator connections. One breaker position will be a spare position. The initial switchyard installation will be two (2) bays arranged in breaker and a half arrangement. This initial arrangement will provide connections for two (2) 345 kV lines and two (2) generators. The switchyard is being designed using EPE standards.

The Afton 345 kV Switchyard will be connected to El Paso Electric Company's
(EPE) Luna to Newman 345 kV Line by the construction of two (2) parallel single circuit transmission lines (approximately 0.5 miles each) called the Afton to Luna line No. 1 and the Afton to Newman Line.

Each line will consist of three (3) phases using two (2) 795 kcmil, 45/7 strands ACSR code word "Tern" per phase and two (2) 3/8" EHS, 7 strands galvanized steel overhead shieldwires. One shieldwire will carry integral fiber optic communications cable.

The conductors and shieldwires will be supported using direct embedded H-Frame tangent structures and single pole angle guyed tubular steel pole structures.

Connection to the existing EPE Luna to Newman Line will be by means of a flying tap configuration. The New transmission lines will be isolated from each other by installing a self-supporting steel pole Deadend structure with drilled pier type foundations in the existing EPE Luna to Newman right of way.

The equipment being provided for the switchyard was purchased using EPE specifications, as follows:

     . Six (6) circuit breakers rated 362 kV, 1300 kV BIL, 2000 Amp, 40 kA interrupting rating. The breakers are provided with bushing current transformers and standard factory control cabinets. These breakers are being provided by GE-Hitachi HVB, Inc.
     . 14 - 345 kV disconnect switches rated 362 kV, 1300 kV BIL, 2000 Amp, 100 kA withstand capability. Two of the switches are being provided with grounding switches. These switches are Pascor Atlantic switches.

     . 14 capacitor voltage transformers (CVT) rated 345 kV,1300 kV BIL, with a ratio of 1800/3000 to 1. The CVT's accuracy classification is 0.3MWXYZ, ZZ. The CVT's are being provided by Trench Limited.
     . 6 current transformers (CT) rated 345kV, 1300kV BIL, with a ratio of 2000:5 A MR. The CT's accuracy classification is 0.3B1.8. 3 current transformers (CT) rated 345kV, 1300kV BIL, with a ratio of 300:5 A. The CT's accuracy classification is 0.15B1.8 and have an extended range to provide metering accuracy for the plant auxiliary loads as well as plant generation. 3 current transformers (CT) rated 345kV, 1300kV BIL, with a ratio of 500:5 A. The CT's accuracy classification is 0.15B1.8.The CT's are being provided by Trench Limited.
     . Structural Steel for transmission line dead ends and equipment supports. . DC system including batteries, battery rack, charger and panel boards.
        The DC system will be rated 125 volts.
     . 120/208 volt AC auxiliary system including transformers, automatic transfer switch and panel boards.
     . Control building for housing the 125 v DC system and the 120/208 v AC system and the protective relay panels.
     .  Protective relay and control panels for line and bus protection. Ten
        (10) line protection and control panels and two (2) bus protection and control panels will be included. The protective relay and control panels will be designed to EPE standards. The panels include redundant revenue metering equipment. EPE designed and provided six (6) transmission line protective relay panels.
     .  Conduit and cable trench.
     .  Control and Power cable.
     . Grounding system consisting of cable, ground rods and connections to equipment.
     . Lightning protection system consisting of shield wires connected to the transmission line dead ends.
     . Switchyard bus rated 2000 amp. The bus will consist of aluminum tube and ACSR conductor.
     .  Lighting system mounted on the switchyard steel structures.
     .  Bus support insulators.
     .  Crushed rock for covering the switchyard.
     .  Switchyard fence.
     .  Interconnection to EPE communications equipment.
     .  Interconnection to the Generators plant equipment.

II.     Interconnection System Upgrades

None.

                                     Page 2